EXHIBIT 10.3

SHARE PURCHASE AGREEMENT
Dated as of March 24, 2010
by and among
ION GEOPHYSICAL CORPORATION,
INOVA GEOPHYSICAL EQUIPMENT LIMITED,
and
BGP INC., CHINA NATIONAL PETROLEUM CORPORATION
Document No. 80668

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
Section 9.13 Language	64
Section 9.14 Severability	64
Section 9.15 No Strict Construction	64

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EXHIBITS

Exhibit A	Form of Amended and Restated Articles of Association
Exhibit B-1	Form of Joint Venture Collaboration Agreement
Exhibit B-2	Form of Seller and Purchaser Collaboration Agreement
Exhibit C	Form of Joint Venture Agreement
Exhibit D	Form of Key Business Employee Agreement
Exhibit E	Form of Purchaser Assignment, Transfer and Assumption Agreement
Exhibit F	Form of Purchaser Intellectual Property Agreement
Exhibit G	Form of Seller Group Assignment, Transfer and Assumption Agreements
Exhibit H	Form of Seller Group Intellectual Property Agreements
Exhibit I	Form of Purchaser Employee Secondment Agreement
Exhibit 2.1	Plan of Reorganization
Exhibit 2.3	Closing Process Memorandum
Exhibit 2.3(d)(i)(1)	Form of Cross Receipt by the Seller, the Company and the Purchaser
Exhibit 3.7(a)	List of Business Assets
Exhibit 5.7(a)	Organizational Structure of the Company Group after the Restructuring

DISCLOSURE SCHEDULES

Seller and Company Disclosure Schedule
Purchaser Disclosure Schedule

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     SHARE PURCHASE AGREEMENT (this “Share Purchase Agreement”), dated as of March 24, 2010, by and among ION Geophysical Corporation, a Delaware corporation (the “Seller”), INOVA Geophysical Equipment Limited, (the “Company”), and BGP Inc., China National Petroleum Corporation, a company organized under the laws of the PRC (the “Purchaser”). The Seller, the Company and the Purchaser are referred to herein as the “Parties” collectively and a “Party” individually.
RECITALS:
     WHEREAS, the Seller and the Purchaser have entered into a Term Sheet dated October 23, 2009 (the “Transaction Term Sheet”) pursuant to which the Seller and the Purchaser have agreed to establish a joint venture to engage in the Business (as defined herein);
     WHEREAS, as contemplated in the Transaction Term Sheet, the Seller has organized the Company as its wholly-owned Subsidiary, and intends to transfer its Business to the Company pursuant to the Restructuring as described herein;
     WHEREAS, following the Restructuring the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 51% of the Equity Interest of the Company on the terms and conditions set forth herein and enter into the other Transaction Documents in order to give effect to the joint venture;
     NOW, THEREFORE, in consideration of the mutual representations and warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Specific Definitions. As used in this Share Purchase Agreement, the following terms shall have the meanings set forth or referenced below:
     “Action” means any civil, criminal or administrative claim, action, suit, proceeding, arbitration, controversy or investigation by or before any Government Entity or any other Person acting on behalf of a Government Entity, whether brought by a Government Entity or any other Person.
     “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. For purposes of this Share Purchase Agreement, no member of the Seller Group or the Purchaser Group shall be deemed an Affiliate of any member of the Company Group, and no member of the Company Group shall be deemed an Affiliate of any member of either the Seller Group or the Purchaser Group.
     “Affiliate Transaction” means any transaction, agreement, arrangement or understanding between the Company or any of its Subsidiaries on one hand, and any of its current or former officers or directors or other Affiliates, on the other hand (excluding any wholly-owned Subsidiary of the Company) that would be expected to require the fulfillment or payment of any obligations or Liabilities by the Company.
     “Amended and Restated Articles of Association” means the amended and restated articles of association of the Company in the form attached hereto as Exhibit A, to be adopted by the Company at the Closing.
     “ARAM Companies” has the meaning set forth in Section 2.3(f)(iii).

     “ARAM Seller Case” means that certain Action titled “ARAM Seller Case” listed in Section 3.12(a) of the Seller and Company Disclosure Schedule.
     “ARC” means ARAM Rentals Corporation, an unlimited liability company organized under the Laws of Nova Scotia.
     “ASRI” means ARAM Seismic Rentals, Inc., a company organized under the Laws of the State of Texas.
     “Bankruptcy Exception” has the meaning set forth in Section 3.3(b).
     “Books and Records” means, with respect to any Person, all books, records, Contracts, documents, instruments, ledgers, reports, plans and files related to the conduct of the businesses of such Person, in paper, electronic or other forms that are maintained by or on behalf of the Person.
     “Bridge Loan Conversion” has the meaning set forth in Section 2.3(b)(ii).
     “Business” means the business of design, development, engineering, manufacture, research and development, distribution, sales and marketing and field support of land-based equipment used in seismic data acquisition for the energy and petroleum industry and,
     (i) with specific reference to the Seller, the Seller Group, the Company or the Company Group, means such business as conducted by the Seller Group, including (A) any and all existing products and technologies comprising the Scorpion®, Aries®, FireFly®, Pelton, vibroseis, eVib, Connex and land VectorSeis® product lines and businesses; (B) ARAM equipment rental business as conducted by ARC and ASRI; and (C) any research and development of, improvements on and new products by the Seller Group (but only prior to the Closing) or the Company Group based on the products referred to in clauses (A) to (B), other than, in each case, the Excluded Business; and
     (ii) with specific reference to the Purchaser or the Purchaser Group, means such business as conducted by the Purchaser Group, including the research, development and production of certain land seismic recording systems and auxiliary equipment, other than the Excluded Business.
     “Business Assets” means all tangible and intangible assets necessary to or principally used in the conduct of the Business as presently conducted and operated by a Relevant Group, including (i) the Transferred Business Assets, (ii) the facilities and services to which the Company Group will have a contractual right pursuant to the transfer or assignment of the Transferred Material Contracts and the Transferred Business IP Agreements and (iii) the rights and services to be provided to the Company pursuant to the Transaction Documents.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the PRC or the U.S. are permitted or obligated by applicable Law to be closed.
     “Business Employee” means any current employee, officer, director or consultant of a Relevant Group principally engaged in providing services to the Business of the Relevant Group.
     “Business Financial Statements” has the meaning set forth in Section 3.8(b).
     “Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
     “Business IP Agreements” means with respect to a Party, (i) all agreements under which a Party (or a Relevant Group) is licensed or otherwise permitted by a third party to use any Business Intellectual Property, and (ii) all agreements under which a third party is licensed or otherwise permitted to use any of a Party’s (or a Relevant Group’s) Business Intellectual Property owned by such Party (or Relevant Group).

     “Business IT Assets” means with respect to a Party, all IT Assets that are necessary to or used in the conduct or operations of its Business as presently conducted and operated, including its Business Software.
     “Business Products” means with respect to a Party, all service offerings or products made commercially available or otherwise distributed, or under development under its Business.
     “Business Real Property” means all Owned Real Property and all Leased Real Property of a Party or its Relevant Group; provided that for purposes of Section 5.7(a), it is understood and agreed that certain Leased Real Property of the Seller shall be subleased to the Company as set forth in Schedule 3.14(a) of the Seller and Company Disclosure Schedule and not transferred by way of assignment.
     “Business Related Party Transaction” has the meaning set forth in Section 3.17(e).
     “Business Software” means with respect to a Party, all Owned Software and Licensed Software that are necessary to or used in the conduct or operations of its Business as presently conducted and operated, including all (i) Software used in its Relevant Group’s provision of its Business Products to customers and/or end users, including any Software incorporated in, or integrated or bundled with, any such Business Product, (ii) Software intended for license to customers and/or end users, and (iii) Software, libraries, modules and other materials used by its Relevant Group in the development, design, construction or testing of any of such Software described in clause (i) or (ii) above.
     “Cash Purchase Price” has the meaning set forth in Section 2.3(d)(ii)(1).
     “CFIUS” means the Committee on Foreign Investments in the United States.
     “CFIUS Approval” means any of the following: (i) CFIUS shall have provided notice to the Seller and the Purchaser to the effect that a review or investigation of the Contemplated Transactions has been concluded, and that a determination has been made that the Contemplated Transaction is not a covered transaction subject to CFIUS review, or (ii) with respect to any part of the Contemplated Transactions that CFIUS determines is a covered transaction, (A) CFIUS shall have provided notice to the Seller and the Purchaser to the effect that a review or investigation has been concluded, and that there are no unresolved U.S. national security concerns or (B) CFIUS shall have provided notice to the Seller and the Purchaser to the effect that a review or investigation of the Contemplated Transactions has been concluded, and that a determination has been made that mitigation efforts are necessary to resolve the U.S. national security concerns of CFIUS and the Seller and the Purchaser shall have agreed on such mitigation efforts and entered into such agreements that permit CFIUS to confirm that there are no unresolved U.S. national security concerns or (iii) the period of time for any applicable review process by CFIUS and any subsequent Presidential decision whether to take action under Exon-Florio shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Contemplated Transactions under Exon-Florio on the basis that they threaten to impair the U.S. national security or otherwise.
     “CIS Subsidiary” has the meaning set forth in Section 2.3(f)(ii).
     “Claims” means any and all (i) administrative, regulatory, judicial or arbitral Actions; (ii) suits, petitions, appeals, demands, demand letters or claims; and (iii) investigations, hearings, proceedings, consent orders or consent agreements.
     “Claim Notice” has the meaning set forth in Section 8.3(a).
     “Closing” has the meaning set forth in Section 2.3(a).
     “Closing Date” has the meaning set forth in Section 2.3(a).
     “Closing Process Memorandum” has the meaning set forth in Section 2.3(b)(v).

     “Company” has the meaning set forth in the preamble.
     “Company Assumed Liabilities” has the meaning set forth in Section 5.7(b).
     “Company Group” means the Company and its Subsidiaries (effective upon such Subsidiaries becoming Subsidiaries of the Company).
     “Comparable Offer of Employment” has the meaning set forth in Section 5.7(d)(i)(2).
     “Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of August 7, 2009 by and between the Seller and the Purchaser.
     “Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
     “Contemplated Transactions” means the transactions contemplated by the Transaction Documents.
     “Contract” means, with respect to any specified Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, Permits, powers of attorney, purchase or sale orders, leases, and other agreements, contracts, instruments, obligations, commitments, arrangements and understandings, written or oral, to which the specified Person is a party or by which it or any of its properties or assets may be bound or affected.
     “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person means the possession, directly or indirectly, of the ability or power to direct the management and affairs of such Person, whether through the ownership of voting securities or by Contract, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities of such Person.
     “Convertible Promissory Notes” means the Convertible Promissory Note and the Convertible Promissory Note (Foreign Borrower) issued by the Seller and ION International S.à r.l., respectively, to the New Lender on October 23, 2009 under the Credit Agreement.
     “Copyrights” means published and unpublished works of authorship (including without limitation databases and other compilations of information, mask works and semiconductor chip rights, design rights, Software (both source code and object code), flow charts, diagrams, descriptive texts and programs), the copyrights therein and thereto, all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
     “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 3, 2008, among the Seller, ION International S.à r.l., HSBC Bank USA, N.A., ABN Amro Incorporated, Citibank, N.A. and the other lenders and guarantors named therein, as amended from time to time.
     “Default Fee” has the meaning set forth in Section 7.2(b).
     “Encumbrance” means any pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, claim, easement, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, preemptive right, restrictive covenant, equitable interest, exception, mortgage, option, pledge, right of first refusal, security interest or statutory lien of any kind, including any condition or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

     “Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (i) any and all Claims by Government Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.
     “Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety, natural resources or Hazardous Materials.
     “Environmental Permits” means all Permits required under or issued pursuant to any applicable Environmental Law.
     “Equity Interest” means the registered equity capital of the Company.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” means
     (i) with respect to the Seller Group, (A) all amounts owed by a member of the Purchaser Group to a member of the Seller Group; (B) all Contracts between a member of the Seller Group and Colibrys; (C) the accounts and contract rights owned by Input/Output CIS LLC under a series of contracts with Largeo regarding data processing services, equipment leasing and related contractual relationships; and (D) the Pending Claims of the Seller Group, other than the ARAM Seller Case; and
     (ii) the equity interest in, and all assets of, with respect to Seller (or the Seller Group), Colibrys, and with respect to the Purchaser (or the Purchaser Group) the minority owned companies set forth in clause (ii) of Excluded Business and the Trademark .
     “Excluded Business” means:
     (i) with respect to the Seller (or the Seller Group) its analog sensor business and the existing business of its minority owned company Colibrys; and
     (ii) with respect to the Purchaser (or the Purchaser Group) its analog sensor business, including in each of Xi’an Sercel Petroleum Exploration Instrument Co. Ltd. and Hebei Serceljunfeng Geophysical Prospecting Equipment Co., Ltd, which are as of the date hereof, or will become within a reasonable period, minority owned companies of the Purchaser.
     “Excluded Liabilities” has the meaning set forth in Section 5.7(b).
     “Exon-Florio” means Section 721 of Title VII of the Defense Production Act of 1950, as amended.
     “Expenses” has the meaning set forth in Section 5.5.
     “FCPA” means the U.S. Foreign Corrupt Practices Act, as amended.
     “Fletcher” means Fletcher International, Ltd., a company organized under the laws of Bermuda.
     “Government Entity” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, commission or other similar entity (including any branch, department or official thereof).

     “Hazardous Materials” means (i) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (ii) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (iii) any other chemical, material or substance that is regulated by any Environmental Law.
     “Hired Company Non-U.S. Employees” has the meaning set forth in Section 5.7(d)(iii)(1).
     “HKIAC” has the meaning set forth in Section 9.10(a).
     “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
     “ICON Capital Financing” means the master loan and security agreement between ARC, the Seller and ICON ION, LLC and the U.S. master loan and security agreement between ASRI, the Seller and ICON ION, LLC, each dated as of June 29, 2009.
     “ICON Capital Financing Guaranty” has the meaning set forth in Section 5.7(c)(v).
     “IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board, which include International Accounting Standards and their interpretations, as in effect from time to time.
     “Indebtedness” means, with respect to any Person, on a consolidated basis: (i) all indebtedness of such Person, whether or not contingent, for borrowed money, whether in the form of outstanding loans, credit facilities, notes or other debt; (ii) all obligations of such Person for premium, cancellation or termination charges or break fees payable in connection with any prepayment, cancellation or termination of any loans, credit facilities, notes or other outstanding debt; (iii) all obligations of such Person for accrued, but unpaid interest on any outstanding loans, credit facilities, notes or debt (excluding any debt incurred in the Ordinary Course of Business); (iv) all obligations of such Person for the deferred cash purchase price of property or services; (v) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (vi) all premium, cancellation or termination charges or break fees that may be incurred in connection with the unwinding of any interest rate or currency rate swap arrangements; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (viii) all obligations of such Person under all capitalized leases or finance leases that are or should be recorded as capitalized leases in accordance with applicable generally accepted accounting principles, including IFRS and US GAAP; (ix) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (x) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (a) any capital stock of such Person or (b) any warrants, rights or options to acquire such capital stock (excluding any warrants, rights or options issued in the Ordinary Course of Business pursuant to any stock option agreements, restricted stock and restricted stock unit agreements and similar agreements for such Person’s employee equity compensation and any capital stock issuable upon exercise thereof); (xi) all Indebtedness of others referred to in clauses (i) through (x) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (B) otherwise to assure a creditor against loss; and (xii) all Indebtedness referred to in clauses (i) through (x) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
     “Indemnified Parties” has the meaning set forth in Section 8.2(b).
     “Indemnifying Party” has the meaning set forth in Section 8.3(a).

     “Insurance Policies” has the meaning set forth in Section 3.22.
     “Intellectual Property” means intellectual property rights, industrial and similar proprietary rights, whether protected, created or arising under the Laws of the U.S. or any other jurisdiction anywhere in the world, including all Patents, Copyrights, Trademarks, Software, trade secrets, inventions, know-how, formulae, processes, procedures, customer lists, supplier lists, market surveys and marketing know-how and other proprietary confidential information, along with all other intellectual property and goodwill of the Business connected with the use of the foregoing and all registrations or applications in connection with the foregoing, and the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide, except for past, present and future damages, whether a loss or an award to such Party arising from Pending Claims.
     “Intellectual Property Agreements” means (i) with respect to the Seller Group, the Seller Group Intellectual Property Agreement, and (ii) with respect to the Purchaser Group, the Purchaser Intellectual Property Agreement.
     “Inventories” means, with respect to the Business of a Party, all inventory, merchandise, finished goods, parts and materials, packaging, labels, supplies and other personal property maintained, held or stored by or for such Party, and any prepaid deposits for any of the same.
     “Investor Rights Agreement” means that certain Investor Rights Agreement by and between the Seller and Purchaser and dated as of the Closing Date.
     “ITAR” means the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.).
     “IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation and data held in databases or other electronic forms of storage.
     “Joint Venture Agreement” means the Joint Venture Agreement to be entered into between the Seller and the Purchaser in the form attached hereto as Exhibit C, which provides for, among other things, the governance of the Company after the Closing.
     “Joint Venture Collaboration Agreement” means the collaboration agreement to be entered into among the Purchaser, the Seller and the Company in the form attached hereto as Exhibit B-1, which provides for certain collaboration among the Purchaser, the Seller and the Company after the Closing.
     “Key Business Employees” has the meaning set forth in Section 3.19(b)(ii).
     “Key Business Employee Agreements” means employment agreements to be entered into between the Company or its Subsidiaries, on one hand, and the Key Business Employees, on the other hand, whose employment is not transferred by the transfer of their employing Subsidiary from the Seller Group to the Company, pursuant to Section 5.7(d), in the form attached hereto as Exhibit D.
     “Key Business non-U.S. Employees” has the meaning set forth in Section 3.19(b)(ii).
     “Key Business U.S. Employees” has the meaning set forth in Section 3.19(a)(ii).
     “Knowledge” means, with respect to the Company, the Seller or the Purchaser, the knowledge of such Person after due and careful enquiry and shall be deemed to include the knowledge of such Person’s board of directors and executive management or such equivalent bodies.
     “Law” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other (i) law, statute, code, ordinance, treaty, rule, regulation, order, decree, judgment or ruling of any Government Entity or (ii) common law or rule of law.

     “Leases” means, with respect to a Party, all real property leases and subleases of that Party and any and all material ancillary documents pertaining thereto, to which such Person is a party or is bound that are necessary to or principally used in the conduct or operation of the Business as presently conducted and operated.
     “Leased Real Property” means with respect to a Party, the real property leased by any member of its Relevant Group as tenant, together with, to the extent leased by such member, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such member attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, that is necessary to or principally used in the conduct or operation of its Business as presently conducted and operated.
     “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due or determined or determinable, including those arising under any Law, Order, Claim, Action, arbitration, inquiry or other proceeding and those arising under any Contract.
     “Licensed Intellectual Property” means with respect to a Party, all Intellectual Property that any member of its Relevant Group is licensed or otherwise permitted by other Persons to use that is necessary to or used in the conduct or operation of its Business as presently conducted and operated, including Intellectual Property licensed to or permitted to be used by the Relevant Group pursuant to the Business IP Agreements and Licensed Software.
     “Licensed Software” means with respect to a Party, all Software that any member of its Relevant Group is licensed or otherwise permitted by other Persons to use that is necessary to or used in the conduct or operation of such Party’s Business as presently conducted and operated.
     “Losses” has the meaning set forth in Section 8.2(a).
     “Macau” means the Macau Special Administrative Region of the People’s Republic of China.
     “Material Adverse Effect” means
     (i) with respect to the Business of any Party (or its Relevant Group), any event, occurrence, fact, condition, change, development or effect on its Business that, individually or in the aggregate with all other circumstances, changes in or effects on its Business, (A) has or would be expected to have a material adverse effect on the business, assets, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities (including contingent liabilities) of such Business, taken as a whole, or (B) has or would be expected to have a material adverse effect on the ability of the Company to operate or conduct such Business after the Closing in the manner in which it is currently or contemplated to be operated or conducted by the such Party’s Relevant Group; and
     (ii) with respect to the Seller or Purchaser, any effect that would materially affect the legality, validity or enforceability of this Share Purchase Agreement with respect to the Seller or Purchaser, as applicable, materially impair the ability of the Seller or the Purchaser to perform its obligations under any of the Transaction Documents or otherwise materially impede the consummation and completion of the Contemplated Transactions;
provided, however, that in determining whether a Material Adverse Effect has occurred with respect to a Party or its Business, there shall be excluded any effect on the Party or its Business relating to or arising in connection with: (a) any action required to be taken or, the failure to take any action prohibited from being taken, pursuant to the terms and conditions of this Share Purchase Agreement; (b) changes affecting the economies of Canada, the United States, the PRC or any foreign market where the Party has material operations or sales generally (provided in each case that such changes do not have a unique or disproportionate impact on the Party or its Business); (c) changes in, or events or conditions affecting, the seismic, petroleum drilling or services industries generally, including, without limitation, changes resulting from the price of oil, gas, natural gas liquids or other hydrocarbon products (provided in each case that such changes do not have a unique or disproportionate impact on the Party or its Business); (d) any natural disaster or hostilities, acts of war or terrorism or any material escalation of any such hostilities, acts of war or terrorism existing as of the date hereof; (e) with respect to the Business of the Seller Group or the Company Group, any action to which the Purchaser has expressly consented in writing after the Seller has explicitly informed and consulted with the Purchaser and (f) with respect to the Business of the Purchaser Group, any action to which the Seller has expressly consented in writing after the Purchaser has explicitly informed and consulted with the Seller.
     “Material Contract” has the meaning set forth in Section 3.14.
     “Mitigation Actions” has the meaning set forth in Section 8.7.
     “New CIS Entity” has the meaning set forth in Section 2.3(f)(ii).
     “New Lender” means Bank of China, New York Branch, or its permitted assignees, in its role as a party to the Credit Agreement.
     “Non-Transferred U.S. Employee” has the meaning set forth in Section 5.7(d)(i)(4).
     “Non-U.S. Business Employee” means any employee of the Warranting Party Group engaged primarily in providing services to the Business of the applicable Warranting Party Group, other than U.S. Business Employees.
     “Notice Period” has the meaning set forth in Section 8.3(a).
     “OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
     “OFAC Regulations” has the meaning set forth in Section 4.1(e).
     “Off-the-Shelf Software” means all Business Software that is commercially available off-the-shelf Software that has not been modified or customized for the Seller Group.
     “Order” means a non-appealable final order, decree or judgment of any court or Government Entity having competent jurisdiction.
     “Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business that is (i) in accordance with day-to-day customs, practices and procedures and consistent with past practice of the Seller or the Purchaser, as applicable and (ii) where any action taken is similar in nature and magnitude to actions customarily taken in the ordinary course of the Business’ customary day-to-day operations prior to the Reference Date, without authorization or any need for authorization by the Seller’s or the Purchaser’s shareholder(s) or board of directors or such equivalent bodies (it being understood that, in each case, excluding any acquisition of any business, speculative investment activities, strategic investment in any business or assets or disposal of material assets of the Business).
     “Organizational Documents” has the meaning set forth in Section 4.1(a)(ii).
     “Outside Date” has the meaning set forth in Section 7.1(b).
     “Owned Intellectual Property” means with respect to a Party (or a Relevant Group), all Intellectual Property owned by its Relevant Group that is necessary to or used in the conduct or operation of its Business as presently conducted and operated, except that, with respect to the Seller, it shall exclude its Pending Claims.
     “Owned Real Property” means with respect to a Party (or a Relevant Group), all real property owned in fee, if any, by its Relevant Group that is necessary to or principally used in the conduct or operation of its Business as presently conducted and operated.

     “Owned Software” means with respect to a Party (or a Relevant Group), all Software owned by its Relevant Group that is necessary to or used in the conduct or operation of its Business as presently conducted and operated.
     “Party” or “Parties” has the meaning set forth in the preamble.
     “Patents” means patents (including utility and design patents), industrial designs, utility models and similar technology rights and the applications and registrations for the foregoing, including divisions, provisionals, extensions, re-examinations, reissues, foreign counterparts, continuations, continuations-in-part and renewal applications, anywhere in the world.
     “Pending Claims” has its meaning set forth in Section 3.12(a).
     “Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Law.
     “Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens or other similar Encumbrances, in each case, for charges (A) not yet due and payable, (B) due but not delinquent or (C) being contested in good faith by appropriate proceedings, (ii) liens for Taxes, assessments and other governmental charges (A) not yet due and payable, (B) due but not delinquent or (C) being contested in good faith by appropriate proceedings, (iii) with respect to real property, to the extent they do not, individually or in the aggregate, materially interfere with the current use of such property in the Business, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a title survey, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions, (iv) Encumbrances incurred in the Ordinary Course that are not material for the current use of such property in the Business, (v) with respect to Leased Real Property, Encumbrances created by actions of the landlord and not within the reasonable control of the tenant, (vi) Encumbrances pursuant to the ICON Capital Financing, (vii) Encumbrances pursuant to the Credit Agreement that will be released upon the Closing, and (viii) the reversionary rights of the inventors of any Patents which are identified as being subject to reversion in Section 3.21 of the Relevant Disclosure Schedule.
     “Person” means any individual, corporation, partnership, joint venture, joint-stock company, limited partnership, proprietorship, association, limited liability company, firm, trust, estate, unincorporated organization or other enterprise or entity.
     “Plan of Reorganization” means the Plan of Reorganization described in Section 2.1.
     “Post-Closing Tax Period” has the meaning set forth in Section 5.14(b).
     “PRC” means the People’s Republic of China. PRC excludes, solely for the purposes of this Share Purchase Agreement, Hong Kong, Macau and Taiwan.
     “Pre-Closing Restructuring Agreements” has the meaning set forth in Section 5.7(c).
     “Pre-Closing Tax Period” has the meaning set forth in Section 5.14(a).
     “Prepaid Expenses” means those costs and expenses with respect to the Business of a Party that have been paid in advance for goods and services to be received from third parties in the future, and which are classified as assets of the prepaying Party.
     “Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to any other Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; (H) Red Hat Linux; (I) the Apache License; and (J) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
     “Purchase” has the meaning set forth in Section 2.2.
     “Purchased Equity Interest” has the meaning set forth in Section 2.2.
     “Purchaser” has the meaning set forth in the preamble of this Share Purchase Agreement.
     “Purchaser Assignment, Transfer and Assumption Agreement” means the assignment, transfer and assumption agreement to be entered into between the Purchaser Holdco and the Purchaser in the form attached hereto as Exhibit E and/or such other agreements required or customarily used under the laws of the PRC of substantially similar effect, pursuant to which the Purchaser would transfer its Transferred Business Assets to the Purchaser Holdco.
     “Purchaser Group” means the Purchaser and its Affiliates, including Purchaser Holdco, but excluding for the avoidance of doubt, the Company Group.
     “Purchaser Hired Company U.S. Employees” has the meaning set forth in Section 5.7(d)(i)(1).
     “Purchaser Holdco” has the meaning set forth in Section 2.2.
     “Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).
     “Purchaser Intellectual Property Agreements” means the intellectual property agreement to be entered into between the Company and the Purchaser in the form attached hereto as Exhibit F, which provides for certain arrangements concerning Intellectual Property between the Company and the Purchaser.
     “Purchaser Required Approvals” means the approvals or authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the Purchaser to complete the Contemplated Transactions, including the CFIUS Approval, the approvals of the National Development and Reform Commission of the PRC and the Ministry of Commerce of the PRC.
     “Purchaser Restructuring” has the meaning set forth in Section 5.7.
     “Receivables” means, with respect to a Party (or a Relevant Group), any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of its Business before the Closing, whether or not in the Ordinary Course, together with any unpaid financing charges accrued thereon.
     “Reference Date” means September 30, 2009.
     “Refinancing” has the meaning set forth in Section 2.3(b)(i).
     “Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Government Entity or Internet domain name registrar.

     “Relevant Disclosure Schedule” has the meaning set forth in Section 3.1(e).
     “Relevant Group” means (i) the Seller Group, with respect to the Seller, or the Company and (ii) the Purchaser Group, with respect to the Purchaser.
     “Relevant Required Approvals” has the meaning set forth in Section 3.1(d).
     “Representatives” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective directors, officers, general partners, limited partners, financing sources, equity holders, members, managers, employees, agents, consultants, advisors or other representatives.
     “Restructuring” has the meaning set forth in Section 5.7.
     “Revolving Loan Payoff Amount” has the meaning set forth in Section 2.3(c)(i)(1)(ii).
     “Revolving Loans” has the meaning set forth in the Credit Agreement.
     “SDN” means the Persons on the List of Specially Designated Nationals and Blocked Persons, that are the targets of U.S. economic sanctions administered by OFAC.
     “SEC Documents” has the meaning set forth in the Stock Purchase Agreement.
     “Seconded Non-U.S. Employees” has the meaning set forth in Section 5.7(d)(iii)(1).
     “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and the regulations promulgated thereunder, as in effect from time to time.
     “Seller” has the meaning set forth in the preamble of this Share Purchase Agreement.
     “Seller and Company Required Approvals” means the approvals or authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the Seller or the Company to complete the Contemplated Transactions, including the CFIUS Approval, and relevant approvals in the PRC, if any.
     “Seller and Purchaser Collaboration Agreement” means the collaboration agreement to be entered into between the Purchaser and the Seller in the form attached hereto as Exhibit B-2, which provides for certain collaboration between the Purchaser and the Seller after the Closing.
     “Seller Continuing Company U.S. Employees” has the meaning set forth in Section 5.7(d)(i)(1).
     “Seller Group” means the Seller and its Affiliates from time to time, but excluding the Company Group.
     “Seller Group Assignment, Transfer and Assumption Agreements” means the assignment, transfer and assumption agreement to be entered into between the Company and the Seller in the form attached hereto as Exhibit G, pursuant to which the Seller would transfer certain assets to the Company.
     “Seller Group Intellectual Property Agreement” means the intellectual property agreement to be entered into between a member of the Company Group and the Seller in the form attached hereto as Exhibit H, which provides for certain arrangements concerning Intellectual Property between the Company and the Seller.
     “Seller Hired Company U.S. Employees” has the meaning set forth in Section 5.7(d)(i)(1).
     “Seller Historical Financial Statements” has the meaning set forth in Section 3.8(a).

     “Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).
     “Seller Pro Forma Business Balance Sheet” has the meaning set forth in Section 3.8(a).
     “Seller Tax Return” has the meaning set forth in Section 5.14(d).
     “Seller Transferred Company U.S. Employees” means those Seller Continuing Company U.S. Employees who continue employment with the Company Group as of 12:01 a.m. (Houston time) on the day following the Closing Date, and Seller Hired Company U.S. Employees.
     “Share Purchase Agreement” means this Share Purchase Agreement and all schedules and exhibits attached hereto.
     “Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, and (iv) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
     “Solvent” shall mean for any Person that the book value of its assets exceeds the sum of (i) the face value of all Liabilities required to be on the balance sheet and (ii) the face value of all Liabilities of any other Person guaranteed by the first Person (or for which such first Person is otherwise jointly and severally liable) if such other Person is not Solvent in accordance with this definition, all determined by reference to the consolidated financial statements of such Person and the generally accepted accounting principles applicable to such Person as in effect from time to time.
     “Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and between the Seller and Purchaser.
     “Stub Period” has the meaning set forth in Section 5.14(a).
     “Stub Period Objection Notice” has the meaning set forth in Section 5.14(e).
     “Stub Period Returns” has the meaning set forth in Section 5.14(e).
     “Subleases” means the subleases described in the Support and Transition Agreements.
     “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors or elect or appoint other Persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries or (ii) more than half of the board of directors, or similar governing body, is controlled by such Person, by voting securities or otherwise.
     “Substantial Detriment” means any procedural or substantive requirement, term, condition or consequence the acceptance of which would materially adversely alter (i) the Purchaser’s or any of its Subsidiaries’ or Affiliates’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Share Purchase Agreement; (ii) the Seller’s or any of its Affiliates’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Share Purchase Agreement; (iii) the Purchaser’s ability to acquire, hold and dispose of the Purchased Equity Interest (or vote the Purchased Equity Interest) and realize the economic incidents of ownership of the Purchased Equity Interest.

     “Support and Transition Agreements” means the support or transition agreements to be entered into between the Company and each of the Purchaser and the Seller as agreed by the Parties, which may provide for certain support or transition services to be provided by each of the Seller and Purchaser to the Company after the Closing, including the Purchaser Employee Secondment Agreement substantially in the form attached hereto as Exhibit I.
     “Tax Returns” means, as to any Person, all central, national, territorial, foreign, federal, state, provincial, local, municipal, county or other Tax returns, Tax or information reports, declarations of estimated Tax and other forms, including consolidated income Tax returns of such Person and the entities consolidated with such Person (in each case, including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes, including any schedules, attachments or amendments thereto.
     “Taxes” means, as to any Person, central, national, territorial, foreign, federal, state, provincial, local, municipal, county or other income, profits, gains, receipts, windfall or excess profits, salaries, severance, interest, property, production, sales, service, value added, consumption, business, use, license, customs, excise, franchise, stamp, documentary, employment, withholding, deduction or similar taxes, together with any interest, additions, surcharges, or penalties with respect thereto and any interest in respect of such additions, surcharges or penalties, and central, national, territorial, foreign, federal, state, provincial, local, municipal, county or other impositions, duties, contributions and levies required by applicable Law.
     “Term Loan Payoff Amount” has the meaning set forth in Section 2.3(c)(i)(1)(iii).
     “Term Loans” has the meaning set forth in the Credit Agreement.
     “Terminating Purchaser Breach” has the meaning set forth in Section 7.1(d).
     “Terminating Seller Breach” has the meaning set forth in Section 7.1(c).
     “Third Party Approvals” has the meaning set forth in Section 3.4.
     “Third-Party Claim” has the meaning set forth in Section 8.3(a).
     “Threshold Amount” has the meaning set forth in Section 8.2(f)(i).
     “Trademarks” means all trademarks, service marks, brand names, trade dress, logos, trade names, Internet domain names, corporate names and d/b/a’s, doing business names, and other source indicators and indicia of origin, including the registrations and applications for registrations thereof and all goodwill associated therewith and symbolized thereby.
     “Transaction Documents” means this Share Purchase Agreement, the Amended and Restated Articles of Association, the Joint Venture Agreement, the Joint Venture Collaboration Agreement, the Seller and Purchaser Collaboration Agreement, the Support and Transition Agreements, the Purchaser Assignment, Transfer and Assumption Agreements, the Purchaser Intellectual Property Agreement, and the Pre-Closing Restructuring Agreements.
     “Transaction Term Sheet” has the meaning set forth in the Recitals.
     “Transferred Business Assets” has the meaning set forth in Section 5.7(a).
     “Transferred Business IP Agreements” means the Business IP Agreements primarily used in the conduct or operation of the Relevant Group’s Business as presently conducted and operated.
     “Transferred Business Intellectual Property” means the Intellectual Property primarily used in the conduct or operation of the Relevant Group’s Business as presently conducted and operated.

     “Transferred Business IT Assets” means, with respect to a Party (or a Relevant Group), all Business IT Assets primarily used, in the conduct or operation of its Business as presently conducted and operated.
     “Transferred Company Employees” has the meaning set forth in Section 5.7(d)(iii)(1).
     “Transferred Company U.S. Employees” means the Purchaser Hired Company U.S. Employees and the Seller Transferred Company U.S. Employees.
     “Transferred Company Non-U.S. Employees” has the meaning set forth in Section 5.7(d)(iii)(1).
     “Transferred Licensed Intellectual Property” means the Licensed Intellectual Property primarily used in the conduct and operations of the Business as presently conducted and operated.
     “Transferred Material Contracts” means all Material Contracts other than the Business IP Agreements.
     “Transferred Owned Intellectual Property” means, with respect to a Party (or a Relevant Group), all Owned Intellectual Property primarily used in the conduct or operation of its Business as presently conducted and operated, including the Transferred Patents, the Transferred Patents Subject to Reversion, the Transferred Owned Software and the Transferred Trademarks.
     “Transferred Owned Software” means, with respect to a Party (or a Relevant Group), the Owned Software that is used primarily in the conduct or operation of its Business as presently conducted and operated.
     “Transferred Patents” means, with respect to a Party (or a Relevant Group), those Patents owned or held, directly or indirectly, by it or its Affiliates that are primarily used in the conduct or operation of its Business as presently conducted and operated.
     “Transferred Patents Subject to Reversion” means, with respect to a Party (or a Relevant Group), those Patents owned or held, directly or indirectly, by it or its Affiliates that are primarily used in the conduct or operation of its Business as presently conducted and operated and are subject to reversionary rights of the inventor(s).
     “Transferred Subsidiaries” means, (a) with respect to the Seller Group, (i) Texas Seismic Rentals, Inc., (ii) ASR, (iii) ION Exploration Holdings S.a r.l., (iv) ARAM Systems Corporation, (v) ARAM Systems Inc., (vi) ARAM Systems Middle East, (vii) ARC and (viii) CIS Subsidiary; and (b) with respect to the Purchaser Group, Purchaser Holdco.
     “Transferred Trademarks” means, with respect to a Party (or a Relevant Group), those Trademarks owned or held, directly or indirectly, by it or its Affiliates that are used primarily in the conduct or operation of its Business as presently conducted and operated.
     “Transferred Warranting Party U.S. Plan” has the meaning set forth in Section 3.18(a)(ii).
     “U.S.” means United States of America.
     “U.S. Business Employee” means any current U.S. employee of the Warranting Group engaged primarily in providing services to the Business of the applicable Warranting Party Group.
     “US GAAP” means generally accepted accounting principles in the U.S.
     “US$” means U.S. dollar, the lawful currency of the U.S.
     “Warrant” means the warrant issued by the Seller to the Purchaser on October 27, 2009 in connection with the provision of the Revolving Loan by the New Lender.

     “Warrantee Party” has the meaning set forth in Section 3.1(b).
     “Warranting Party” has the meaning set forth in Section 3.1(a).
     “Warranting Party Group” has the meaning set forth in Section 3.1(c).
     “Warranting Party non-U.S. Plans” has the meaning set forth in Section 3.18(b)(i).
     “Warranting Party Plans” means the Warranting Party non-U.S. Plans and the Warranting Party U.S. Plans.
     “Warranting Party U.S. Plans” has the meaning set forth in Section 3.18(a)(i).
     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Share Purchase Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Share Purchase Agreement.
     Section 1.3 Other Definitional Provisions.
     (a) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Share Purchase Agreement, shall refer to this Share Purchase Agreement as a whole and not to any particular provision of this Share Purchase Agreement.
     (b) The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.
     (c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
     (d) Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.
     (e) Any reference to a Contract or document is to that Contract or document as amended, novated, supplemented, restated or replaced from time to time.
     (f) References in this Share Purchase Agreement to any Law or regulation include references to such Law or regulation as amended, modified or replaced from time to time and any Laws or regulations made pursuant to such Law or regulation; provided that nothing in this Section 1.3(f) shall operate to increase the liability of any Party beyond that which would have existed had this Section 1.3(f) been omitted.
     (g) A covenant or agreement on the part of two or more Persons shall bind them jointly and severally.
     (h) If any rights or obligations under this Share Purchase Agreement fall on a day or date which is not a Business Day, such rights or obligations shall instead fall on the next succeeding Business Day after such stated day or date.
ARTICLE II
RESTRUCTURING, SALE AND PURCHASE
     Section 2.1 Completion of Restructuring. Prior to the Closing, the Seller shall take, and shall cause each of its Affiliates to take, all actions necessary to cause the Restructuring to be completed in accordance with the “Plan of Reorganization” attached hereto as in Exhibit 2.1 and Section 5.7 hereof.

     Section 2.2 Sale and Purchase. Upon satisfaction of the terms and subject to the conditions set forth in this Share Purchase Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, the Parties agree that at Closing the Seller shall sell, assign, transfer, convey and deliver, to the Purchaser, and the Purchaser shall purchase (the “Purchase”), fifty-one percent (51%) of the Equity Interest (the “Purchased Equity Interest”) of the Company in consideration for (i) the Cash Purchase Price to be paid to the Seller (or such amounts to be paid to lenders under the Credit Agreement with the remainder of the Cash Purchase Price being paid to the Seller as provided in the Closing Process Memorandum) and (ii) the value of 49% of the equity interest of an entity of the Purchaser that holds the Purchaser Transferred Assets (the “Purchaser Holdco”), with (i) to (ii) collectively being deemed to constitute the total consideration for the Purchased Equity Interest.
     Section 2.3 Closing; Delivery and Payment.
     (a) Closing Date. The closing of the Purchase, including payment of the Cash Purchase Price, (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, Suite 501, China World Trade Center Tower 1, One Jianguo Menwai Avenue, Beijing, PRC, at 10:00 a.m., Beijing time, as promptly as practicable, but not later than ten (10) Business Days following the first date on which all conditions to the Closing have been either satisfied or waived by the Party entitled to waive such condition (excluding conditions capable of being satisfied only as part of the Closing) (the “Closing Date”); provided, however, that the Closing Date shall not be later than the Outside Date.
     (b) Concurrent or Simultaneous Closing; Closing Process. The Parties acknowledge and agree that the Contemplated Transactions are an integral part of the transactions contemplated by the parties and that each of the following shall occur concurrently or simultaneously with the Closing:
     (i) the consummation of the refinancing transaction between Seller and certain commercial lender(s) procured by the Purchaser pursuant to which the Term Loans (as defined in the Credit Agreement) shall be refinanced with new secured debt arranged by the Purchaser (the “Refinancing”);
     (ii) the consummation of (i) the conversion of the Convertible Promissory Notes or (ii) the exercise of the Warrant, or any combination thereof determined by the Purchaser (the “Bridge Loan Conversion”), as the case may be;
     (iii) the execution and delivery by the Seller and the Purchaser of the Investor Rights Agreement; and
     (iv) the consummation of the transactions contemplated under the Stock Purchase Agreement.
     (v) Attached hereto as Exhibit 2.3 is a schedule setting forth the procedures and process contemplated by the Parties with respect to the Closing, including detailed steps and fund flow process (the “Closing Process Memorandum”). The Parties may update and amend, as they may mutually agree in writing from time to time prior to the Closing, the Closing Process Memorandum as required to effect the Closing.
     (c) Events to Occur Prior to the Closing. At least two (2) Business Days prior to the Closing Date:
(i)	the Seller shall have delivered to the Purchaser:
(1)	a copy of an executed payoff agreement with respect to the Credit Agreement, entered into by the Seller at least two (2) Business Days prior to the scheduled Closing Date, which shall provide, among other things:
(i)	that the lenders under the Credit Agreement and the Seller have agreed to discharge the loans under the Credit Agreement, terminate the Credit

Agreement and release the collateral held thereunder subject to the payments of the amounts set forth in clauses (ii) and (iii) immediately below;

(ii) the amounts required to repay in full the outstanding Revolving Loans held by each lender under the Credit Agreement as of the Closing Date, together with any fees, premiums, interest or penalties, including a per diem for any delays in the Closing Date (the aggregate amount of such Revolving Loans as of the Closing plus any fees, premiums, interest or penalties being referred to herein as the “Revolving Loan Payoff Amount”), subject to customary assumptions;

(iii) the amounts required to repay in full the outstanding Term Loans held by each lender under the Credit Agreement as of the Closing Date, together with any fees, premiums, interest or penalties, including a per diem for any delays in the Closing Date (the aggregate amount of such Term Loans as of the Closing plus any fees, premiums, interest or penalties being referred to herein as the “Term Loan Payoff Amount”), subject to customary assumptions; and

(iv) wire transfer instructions for the account(s) to which the Revolving Loan Payoff Amount and the Term Loan Payoff Amount, if any, are to be sent by the Purchaser.

(2)	wire transfer instructions of the Seller in respect of the balance of the total consideration to be paid by the Purchaser; and
(ii) the Purchaser shall have delivered to the Seller:
(1)	Notice by the New Lender setting forth the New Lender’s intent with respect to conversion of the Convertible Promissory Notes or notice by the Purchaser setting forth the Purchaser’s intent with respect to the exercise of the Warrant, or any combination thereof.
     (d) On the Closing Date:
(i) The Seller and the Company shall deliver to the Purchaser:
(1)	upon receipt of the amount referred to in Section 2.3(d)(ii)(1), a counterpart to the receipt substantially in the form set forth in Exhibit 2.3(d)(i)(1) attached hereto certifying the receipt by the Seller of the funds as set forth in Section 2.3(d)(ii)(1) and completion of the payoff with respect to the Credit Agreement as more specifically provided for in the Closing Process Memorandum;

(2)	a duly executed counterpart of each of the Transaction Documents to which a member of the Company Group or a member of the Seller Group is a party and which has not yet been delivered to the Purchaser (including the Amended and Restated Articles of Association executed and delivered by the Seller as sole shareholder (if required) and effective as of the Closing);

(3)	the letters of resignation, effective as of the Closing, of all of the directors and officers of the Company Group, except for such Persons who shall remain as the directors and officers, as agreed in writing prior to the Closing by the Purchaser and the Seller;

(4)	true and complete copies, certified by a duly authorized officer of the Company or its Subsidiaries, as the case may be, of the resolutions duly and validly adopted by the boards of directors and shareholder(s) of the Company or its Subsidiaries, as the case may be, evidencing their authorization and approval of (A) the execution and delivery of each Transaction Document to which the Company or any of its Subsidiaries, as the case may be, is a party and the consummation of the transactions contemplated hereby and thereby; (B) the adoption of the Amended and Restated Articles of Association by the Company; (C) the resignations of the Persons referred to in Section 2.3(d)(i)(4); and (D) the appointment of the Persons to be designated by the Purchaser as directors of the Company as of the Closing.

(5)	copies of all documents documenting, or entered into in connection with, the Restructuring, including all documents delivered in connection with the closing of the transfer of the Transferred Business Assets pursuant to the Seller Group Assignment, Transfer and Assumption Agreements. These documents shall include any and all:

(i) deeds, bills of sale or other appropriate documents of transfer, transferring the real and personal property included in the Transferred Business Assets to the Company;

(ii) assignments assigning to the Company the Transferred Business Intellectual Property;

(iii) assignment and assumption agreements, assigning to the Company all rights of Seller Group in and to all Transferred Material Contracts to be assigned to the Company; and

(iv) to the extent available, registrations and other filings made in connection with any Transferred Business Assets to transfer ownership of such assets to a member of Company Group, including those with respect to any Transferred Owned Intellectual Property.

(6)	items delivered pursuant to Sections 6.2(d), (e) and (f); and

(7)	evidence (including newly issued share certificates) relating to the Purchase demonstrating the change in the Equity Interest in the Company due to the transfer of the Purchased Equity Interest.
(ii) The Purchaser shall deliver to the Seller (or to the Person otherwise indicated herein):
(1)	payment of US$108.5 million (the “Cash Purchase Price”), by wire transfer in immediately available funds in US$ to an account designated by the Seller (or such amounts to the lenders under the Credit Agreement and the remainder to the Seller as contemplated in the Closing Process Memorandum);

(2)	duly executed Purchaser Assignment, Transfer and Assumption Agreements pursuant to which the Transferred Business Assets of the Purchaser have been assigned and transferred to the Purchaser Holdco, and all other documents documenting the transfer of the Transferred Business Assets of the Purchaser pursuant to the Purchaser Assignment, Transfer and Assumption Agreement;

(3)	documents relating to the transfer of the 49% equity interest in the Purchaser Holdco available as of the Closing Date;

(4)	a counterpart to the receipt substantially in the form set forth in Exhibit 2.3(d)(i)(1) attached hereto certifying the receipt by the Purchaser of the items set forth in Section 2.3(d)(i)(7);

(5)	a duly executed counterpart of each of the Transaction Documents to which it or any of its Affiliates is a party and which has not yet been delivered to the Seller; and

(6)	items delivered pursuant to Sections 6.3(c), (d) and (e).
     (e) All of the actions to be taken pursuant to the Closing shall be deemed to occur simultaneously and none of the actions to be taken at the Closing pursuant to this Share Purchase Agreement shall be deemed to have occurred until the Closing is complete.
     (f) Certain Post-Closing Actions.
     (i) As soon as possible following receipt of the applicable approvals for the transfer and contribution of the equity interest of Purchaser Holdco to the Company and in any event within forty-five (45) days after the Closing, each of the Purchaser and the Seller shall transfer the equity interest of Purchaser Holdco to the Company. For the avoidance of any doubt, the Parties acknowledge that the transfer of Purchaser Holdco constitutes a part of the Purchaser Restructuring pursuant to Section 5.7 and prior to the completion of such transfer, the Purchaser shall comply with the obligations set forth in Section 5.7(a).
     (ii) As soon as possible following receipt of the applicable approvals for the establishment of an entity (the “New CIS Entity”) to assume the non-Business related activities of Input/Output Services CIS, LLC (the “CIS Subsidiary”) and the transfer of the non-Transferred Business Assets of the CIS Subsidiary to the New CIS Entity and in any event within forty-five (45) days after the Closing, the Company shall purchase (and the Purchaser shall cause the Company to purchase), and the Seller shall transfer and sell, the equity interest of the CIS Subsidiary and its Transferred Business Assets to the Company in consideration of the payment by the Company of US$1,507,262. For the avoidance of any doubt, the Parties acknowledge that the transfer of the CIS Subsidiary (i) constitutes a part of the Restructuring pursuant to Section 5.7 and prior to the completion of such transfer, the Seller shall comply with the obligations set forth in Section 5.7(a) and (ii) is not an additional capital contribution to the Company and the Seller shall not receive any additional Equity Interest of the Company and except as provided in the immediately preceding sentence, the Seller shall not receive any other consideration for such transfer.
     (iii) The Parties acknowledge that the Company cannot issue the ICON Capital Financing Guaranty until receipt of certain governmental approvals and that such approvals will not be obtained prior to Closing. The Parties agree that on or before the Closing, ARAM Systems Corporation and Texas Seismic Rentals, Inc. (the “ARAM Companies”) will issue a guarantee to the Seller in substantially the form of the ICON Capital Financing Guaranty. As soon as possible following the receipt of the applicable governmental approvals and in any event within forty-five (45) days after the Closing, the Company shall execute and deliver to the Seller the ICON Capital Financing Guaranty and the guarantee issued by the ARAM Companies shall terminate.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
     Section 3.1 Structure. This Article III shall be read and construed by having the terms below take on the meanings set forth in subclause (i) of their definitions (and the remaining sections of this Article III shall first be read in such context) and, separately but concurrently, having the terms below take on the meanings set forth in subclause (ii) of their definitions (and the remaining sections of this Article III shall then be read in such context):
     (a) the term “Warranting Party” shall mean (i) the Company and the Seller, collectively, or (ii) the Purchaser, as the case may be; and
     (b) the term “Warrantee Party” shall mean (i) the Purchaser or (ii) the Seller, as the case may be; and
     (c) the term “Warranting Party Group” shall mean (i) the Seller Group and the Company Group, collectively, or (ii) the Purchaser Group, as the case may be;
     (d) the term “Relevant Required Approvals” shall mean (i) the Seller and Company Required Approvals, or (ii) the Purchaser Required Approvals, as the case may be;
     (e) the term “Relevant Disclosure Schedule” shall mean (i) the Seller and Company Disclosure Schedule or (ii) the Purchaser Disclosure Schedule, as the case may be.
     As an inducement to the Warrantee Party to enter into this Share Purchase Agreement, the Warranting Party hereby represents and warrants to the Warrantee Party as of the date hereof and as of the Closing Date as follows (unless such representation and warranty is provided only as of specific dates):
     Section 3.2 Organization and Qualification.
     (a) The Warranting Party is a company duly organized and validly existing in its jurisdiction of incorporation, is duly licensed or qualified to do business and is in good standing (or its equivalent) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (i) materially adversely affect the ability of such Warranting Party to carry out its obligations under, and to consummate the transactions contemplated by, this Share Purchase Agreement and the other Transaction Documents or (ii) materially adversely affect the ability of such Warranting Party to conduct its Business.
     (b) The Warranting Party is Solvent and will, after the Closing and after the completion of the Contemplated Transactions, continue to be a Solvent entity able to pay its obligations as they become due. The Warranting Party has no intention to (i) commence any case or proceeding under any applicable bankruptcy, insolvency, reorganization, composition or court mediation or other similar Law or (ii) consent to the entry of a decree or order for relief in respect of any involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, composition or court mediation or other similar Law and, to the Knowledge of the Warranting Party, no Person has commenced or threatened to commence any involuntary case or proceeding against the Warranting Party under any applicable bankruptcy, insolvency, reorganization, composition or court mediation or other similar Law. Subsequent to the date hereof and prior to Closing, the Warranting Party shall promptly provide the Warrantee Party with written notice if the Warranting Party has reason to believe that the representations and warranties contained in this Section 3.2(b) will not be true as of the Closing Date.
     Section 3.3 Corporate Power and Binding Effect.
     (a) The Warranting Party has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Share Purchase Agreement and the other Transaction Documents to which the Warranting Party is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Share Purchase

Agreement and the other Transaction Documents by the Warranting Party, the performance by the Warranting Party of their obligations hereunder and thereunder and the consummation by the Warranting Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Warranting Party.
     (b) This Share Purchase Agreement and each other Transaction Document to which the Warranting Party is a party, when executed and delivered by the Warrantee Party and the other parties thereto, constitutes a legal, valid and binding obligation of the Warranting Party enforceable against the Warranting Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy Exception”).
     Section 3.4 Consents and Approvals. Except for the Relevant Required Approvals or as set forth in Section 3.4 of the Relevant Disclosure Schedule (the “Third Party Approvals”), no Consent is required to be obtained by the Warranting Party from, or to be given by the Warranting Party to, any Government Entity or any other Person, in connection with (i) the execution, delivery and performance by such Warranting Party of this Share Purchase Agreement and each other Transaction Document to which the Warranting Party is a party or (ii) the consummation of the Contemplated Transactions. To the Knowledge of such Warranting Party, no other fact, event or condition exists, or is reasonably likely to exist, that with the passage of time or otherwise, would materially hinder, frustrate, delay or otherwise impair the consummation of the Contemplated Transactions.
     Section 3.5 Non-Contravention. The execution, delivery and performance by the Warranting Party of this Share Purchase Agreement and each other Transaction Documents, and the consummation of the Contemplated Transactions (including, in the case of the Seller Group and the Company Group, the Restructuring and the transfer of the 51% of the Equity Interest of the Company to the Purchaser, and, in the case of the Purchaser Group, the Purchaser Restructuring and the transfer of a 49% interest in Purchaser Holdco to the Seller) do not and will not (i) conflict with, violate or result in the breach of any provision of the certificate of incorporation, by-laws, memorandum of association, articles of association and/or other organizational documents of the Warranting Party (and with respect to the Seller Group, such organizational documents of any member of the Company Group), (ii) conflict with or violate (or cause an event which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Warranting Party as a result of) any Law or Order applicable to such Warranting Party or such Warranting Party Group, as the case may be, its Business, or any of its Business Assets, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any other Person any rights of termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Business Assets of the Warranting Party, pursuant to, any Contract to which the Warranting Party or such Warranting Party Group, as the case may be, is a party or a beneficiary or otherwise relating to its Business or by which any of its Business Assets is bound or affected.
     Section 3.6 Intentionally Omitted.
     Section 3.7 Assets and Sufficiency.
     (a) The Business Assets collectively constitute all such properties, tangible and intangible assets, facilities, services and rights necessary for the Warranting Party to carry on the Business of the Warranting Party in all material respects as presently conducted and operated by the Warranting Party and as to enable the Company Group to conduct the Business of the Warranting Party following the Closing.
     (b) Since December 31, 2008, there has not been any (i) damage to or destruction or loss of any Business Asset not covered by insurance (except for deductible amounts with respect thereto), that is likely to have a Material Adverse Effect or (ii) sale (other than sales of Inventory and used equipment in the Ordinary Course of Business), lease (other than leases of Inventory in the Ordinary Course of Business), material alteration or other disposition (other than the disposition of damaged or obsolete equipment in the Ordinary Course of Business) of any material Business Asset.

     (c) The Warranting Party owns or leases (with respect to real property, with good and indefeasible title to or a valid leasehold interest in such real property) all of its Transferred Business Assets, free and clear of all Encumbrances, except the Permitted Encumbrances.
     (d) Each of the Transferred Subsidiaries within the Transferred Business Assets is an entity duly organized and validly existing in its jurisdiction of incorporation, is duly licensed or qualified to transact business and is in good standing (or its equivalent) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary (except where such licensing or qualification to transact business is immaterial to the Business of the Warranting Party). All of the issued and outstanding common stock or other equity securities of each of the Transferred Subsidiaries (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) have been issued in compliance with all applicable securities Laws and, (iv) are free and clear of all Encumbrances except for the Permitted Encumbrances; (v) were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities; and (vi) were not issued in violation of any Contract binding upon such Transferred Subsidiary.
     Section 3.8 Financial Statements.
     (a) With respect to the Seller as Warranting Party, (i) Seller has delivered to Purchaser, a true and correct copy of the audited consolidated balance sheet and audited consolidated statement of income for the Seller as of and for each of the fiscal year ended December 31, 2008 and December 31, 2009 (the “Seller Historical Financial Statements”) and (ii) set forth in Section 3.8 of the Seller and Company Disclosure Schedule is a true and correct copy of the unaudited “ION JV Related Entities Pro forma (historical costs) balance sheet at December 31, 2009” (the “Seller Pro Forma Business Balance Sheet”).
     (b) With respect to the Purchaser as Warranting Party, set forth in Section 3.8 of the Purchaser Disclosure Schedule, is a true and correct copy of the financial statements for its Business as of and for the fiscal year ended December 31, 2009 (together with the Seller Pro Forma Business Balance Sheet, the “Business Financial Statements”). The Parties acknowledge and agree that such financial statements provided by the Purchaser do not constitute the complete financial statements of its Business and specifically do not include, among others, financial statements of the Purchaser’s Business relating to the Vib business and recording systems business of the Purchaser for which no financial statements have been provided.
     (c) With respect to the Seller as Warranting Party, except as described in the notes thereto, the Seller Historical Financial Statements have been prepared in accordance with the generally accepted accounting principles applicable to the Seller Group consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Business of such Warranting Party as of the dates thereof or for the periods then ended, subject in the case of the unaudited financial statements to normal year-end adjustments that will not be material in amount or effect and the absence of footnotes and similar presentation items therein.
     (d) With respect to the Warranting Party, the Business Financial Statements of such Warranting Party (i) has been derived from such Warranting Party’s audited consolidated balance sheet as of December 31, 2009 and other financial information as of such date, (ii) is intended to give effect to the transactions described therein as if they had occurred on December 31, 2009, (iii) have been appropriately compiled on the bases described therein; and (iv) the assumptions used in the preparation of the Business Financial Statements are reasonable, and give appropriate effect to those assumptions; and the pro forma adjustments applied in the Business Financial Statements are appropriate to give effect to the transactions and circumstances referred to therein.
     (e) The Business Financial Statements of the relevant Warranting Party Group have been properly prepared in good faith and in accordance with the Warranting Party Group’s accounting policies and on a basis consistent with that adopted for the preparation of the consolidated audited financial statements of the Warranting Party and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

     (f) There are no material off-balance-sheet transactions, arrangements, obligations, or relationships attributable to the Business of the Warranting Party or to which any member of the relevant Warranting Party Group is a party that may have a Material Adverse Effect on the Business of the Warranting Party.
     (g) The Books and Records of the Warranting Party Group in respect of its Business: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with the relevant local generally accepted accounting principles applied on a basis consistent with past practices, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.
     Section 3.9 Liabilities. Except as specifically consented to by the Warrantee Party, there are no Liabilities of the Warranting Party Group in respect of its Business other than (i) Liabilities disclosed in the Business Financial Statements of the relevant Warranting Party Group (not including any Liabilities that will be pro forma adjusted) for such Warranting Party Group; (ii) Liabilities incurred in the Ordinary Course of Business not required to be included in any Business Financial Statements pursuant to applicable generally accepted accounting principles, (iii) Liabilities incurred pursuant to the Contemplated Transactions; and (iv) between December 31, 2009 and the Closing Date, those incurred in the Ordinary Course of Business consistent with past practice (including Liabilities in connection with accounts payables to third parties arising from bona fide transactions) and (v) immaterial Liabilities.
     Section 3.10 Inventories; Receivables.
     (a) Subject to amounts reserved therefor in the Business Financial Statements of the relevant Warranty Party Group, the values at which all Inventories are carried on the Business Financial Statements of the relevant Warranting Party Group reflect the historical inventory valuation policy of the Warranting Party Group of stating the Inventories at the lower of cost (primarily standard cost, which approximates first-in, first-out method), or market value. The Warranting Party Group has good title to the Inventories free and clear of all Encumbrances, except the Permitted Encumbrances. The Inventories do not consist of any items held on consignment. The Warranting Party Group is not under any obligation or liability with respect to accepting returns of any Inventory in the possession of their customers other than in the Ordinary Course of Business. The Inventories are in good condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the Ordinary Course of Business consistent with past practice except as disclosed or reserved for in the Business Financial Statements of the relevant Warranting Party (and except for items of damage leased equipment returned for repairs).
     (b) All Receivables of the Warranting Party Group since December 31, 2009 represent bona fide transactions and arose from, and the Receivables of such Warranting Party Group existing as of the Closing will have arisen from, the sale or rental of Inventories, Software or services in the Ordinary Course of Business and, except as reserved against in the Business Financial Statements of the relevant Warranting Party or as subsequently reserved against and adjusted for the passage of time through the Closing Date consistent with past practice, constitute or will constitute, as the case may be, only valid, undisputed (to the Knowledge of the Warranting Party) claims of the Company not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. Notwithstanding anything herein to the contrary, neither the Seller Group nor the Company Group makes any representations or warranties with respect to the Receivables listed in Section 3.10(b) to the Seller and Company Disclosure Schedules.
     (c) Set forth in Section 3.10(c) of the Relevant Disclosure Schedule is a complete and itemized list of the Inventories and Receivables, as of December 31, 2009 and as of February 28, 2010, with respect to the Warranting Party Group’s Businesses.
     Section 3.11 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Date, the Business of the Warranting Party has been conducted in the Ordinary Course of Business, except, in the case of the Seller Group and the Company Group, as disclosed in the SEC Documents filed prior to the date hereof. As amplification and not limitation of the foregoing, since the Reference Date, the Warranting Party Group has not in respect of its Business:
     (a) permitted or allowed any of the Transferred Business Assets to be subjected to any Encumbrance, other than the Permitted Encumbrances;
     (b) except in the Ordinary Course of Business, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability in an aggregate amount that exceeds US$200,000, other than current Liabilities reflected in the Business Financial Statements of the relevant Warranting Party or incurred in the Ordinary Course of Business since the Reference Date;
     (c) written down or written up (or failed to write down or write up in accordance with the generally accepted accounting principles applicable to such Warranting Party Group as in effect from time to time and consistent with past practice) the value of any Inventories or Receivables or revalued any assets and properties other than in the Ordinary Course of Business and in accordance with generally accepted accounting principles applicable to such Warranting Party Group as in effect from time to time;
     (d) made any change in any method of accounting or accounting practice or policy, other than such changes required by generally accepted accounting principles applicable to such Warranting Party Group as in effect from time to time;
     (e) amended, terminated, cancelled or compromised any material Claim or waived any other rights of substantial value;
     (f) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than in the Ordinary Course of Business.
     (g) merged with, entered into a consolidation with or acquired an interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the Ordinary Course of Business;
     (h) made any capital expenditure or commitment for any capital expenditure other than in the Ordinary Course of Business;
     (i) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value other than in the Ordinary Course of Business;
     (j) made any material change in its customary methods of operations, including practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;
     (k) made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes;
     (l) incurred any Indebtedness, or made any loan to or guaranteed any Indebtedness of any Person, other than the ICON Capital Financing Guaranty, the Convertible Promissory Notes or in the Ordinary Course of Business;
     (m) failed to pay any creditor any material amount owed to such creditor when due;
     (n) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Business Employee for which the Company would be liable, including any increase or change with respect to any U.S. Business Employee pursuant to any Warranting Party U.S. Plan or (ii) established or increased or promise to increased any benefit under any Warranting U.S. Party Plan or

Warranting Party non-U.S. Plans, in either case except (A) as required by Law or any collective bargaining agreement, (B) for ordinary increases in wages or salaries in the Ordinary Course of Business or (C) in the case of the Seller Group and the Company Group, upon termination of the salary reduction program implemented by the Company in April 2009 and described in the SEC Documents;
     (o) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons) to which it has any current obligations, other than (i) pursuant to customary employment Contracts required by Law, (ii) as disclosed in the SEC Documents or (iii) entered into in the Ordinary Course of Business;
     (p) (i) allowed any Permit that is material to the Business and was issued to or relates to any member of the Warranting Party Group to lapse or terminate or (ii) failed to renew any insurance policy or Permit that is material to the Business that is scheduled to terminate or expire within forty-five (45) days of the Closing;
     (q) suffered any material casualty loss or damage with respect to any of the assets and properties of its Business, not covered by insurance (except for deductible amounts with respect thereto);
     (r) except as set forth in Section 3.11(r) of the Relevant Disclosure Schedule, amended, modified or terminated any Material Contract or any member of the Warranting Party Group’s rights thereunder;
     (s) (i) abandoned, sold, assigned or granted any security interest in or to any of its Business Intellectual Property or Business IP Agreements, including failing (A) to perform or cause to be performed all applicable filings and recordings or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license, covenant not to assert, non-compete or similar right with respect to any of its Business Intellectual Property, other than non-exclusive licenses to the customers of the Warranting Party Group in the Ordinary Course of Business, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Reference Date), or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property material to the Business, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;
     (t) suffered any Material Adverse Effect;
     (u) settled any Claim which has resulted or is expected to result in payments, whether individually or in the aggregate, exceeding US$200,000; or
     (v) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.11, except as expressly contemplated by this Share Purchase Agreement and the other Transaction Documents.
     Section 3.12 Litigation and Claims.
     (a) Except as set forth in Section 3.12(a) of the Relevant Disclosure Schedule (each, a “Pending Claim”), there is no civil, criminal, administrative or other Action, suit, shareholder suit or derivative action demand, claim, hearing, proceeding or investigation pending, or to the Knowledge of the Warranting Party threatened (including “cease and desist” letters or invitations to take a license), (i) against any member of the Warranting Party Group that relates to its Business; (ii) to which any member of such Warranting Party Group is otherwise a party with respect to its Business; or (iii) by which any of their respective assets or properties (in the case of those Persons other than the Company Group, to the extent they relate to the Business of the Warranting Party) or its Business Assets are bound.
     (b) There is no civil, criminal or administrative Claim by or against any member of the Warranting Party Group (i) relating to its Business or (ii) affecting any of its Business Assets or its Business pending before any

Government Entity (or, to the Knowledge of the Warranting Party, threatened to be brought by or before any Government Entity). No member of the Warranting Party Group in respect of its Business, or any of its Business Assets, is subject to any Order (nor, to the Knowledge of the Warranting Party, are there any such Orders threatened to be imposed by any Government Entity).
     (c) None of the Pending Claims of the Warranting Party Group or, to the Warranting Party’s Knowledge, currently threatened Claims, (i) will have a material adverse impact on the consummation or completion of the Contemplated Transactions and (ii) would reasonably be expected to have a Material Adverse Effect with respect to the Warranting Party Group’s Business or its Business Assets.
     Section 3.13 Compliance with Laws.
     (a) (i) Each member of the Warranting Party Group has conducted and continues to conduct its respective Business in compliance with applicable Laws and Orders in all material respects, (ii) there is no material violation of any Law or Order applicable to the Warranting Party’s Business or its Business Assets, and (iii) all Permits that are necessary to the conduct or operation of the Business as presently conducted and operated by such Warranting Party have been obtained and are in full force and effect and shall continue to be in full force and effect following the Closing in accordance with their terms.
     (b) The Warranting Party Group has not received any notice or other communication (whether oral or written) from any Government Entity or any other Person in connection with its Business regarding any actual, or alleged violation of, or failure on the part of the Warranting Party Group to comply with any Law relating to its Business.
     Section 3.14 Contracts. (a) Except for (i) the Contracts listed in Section 3.14(a) of the Relevant Disclosure Schedule (each a “Material Contract”) and (ii) the Transaction Term Sheet, the Transaction Documents and any other documents for consummating the Contemplated Transactions, no member of the Warranting Party Group is a party to, bound by or subject to, any of the following Contracts necessary to or principally used in the conduct or operation of the Business as presently conducted and operated by the Warranting Party:
     (i) any Contract involving consideration or annual expenditure in excess of US$100,000 in the aggregate (excluding any Warranting Party Plans);
     (ii) any Business IP Agreement (other than licenses of Off-the-Shelf Software);
     (iii) any Contract relating to Indebtedness of any member of the Warranting Party Group that involves Liabilities in excess of $100,000 in the aggregate;
     (iv) any Contract with any Government Entity;
     (v) any Contract that limits or purports to limit the ability of Warranting Party Group to (A) engage in its Business or carry on or expand the geographical scope of the Business anywhere in the world; (B) manufacture, market, sell, conduct research and development for or provide services for any products, equipment, goods or services of its Business; or (C) source, purchase or procure from any Person any materials, supplies, merchandise and other goods for its Business;
     (vi) any Contract in connection with Affiliate Transactions;
     (vii) any Contract entered into outside the Ordinary Course of Business that involves an amount in excess of US$100,000;
     (viii) any joint venture, partnership or similar agreement involving a sharing of profits, losses, costs or liabilities with any other Person;

     (ix) any Contract granting any Person any right to purchase any of its Business Assets (other than in the Ordinary Course of Business) or any of the Equity Interest of the Company or any equity, voting or other interest of any of the Company’s Subsidiaries;
     (x) any Contract providing for the acquisition or disposition after the Reference Date of any Business Asset of the Warranting Party other than in the Ordinary Course of Business;
     (xi) any Contract providing for a power of attorney currently in effect on any member of the Warranting Party Group (with respect to its Business or Business Assets);
     (xii) any Contract relating to warranties, guaranties and/or other similar undertakings with respect to its Business Products other than in the Ordinary Course of Business;
     (xiii) any lease or similar agreement under which any member of the Warranting Party Group is a lessor or sublessor of, or makes available for use by any third party, any of its Owned Real Property;
     (xiv) any Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for its Business Products;
     (xv) any Contract that contains or provides for any express undertaking by any member of the Warranting Party Group to be responsible for damages not directly caused by such member’s breach of such Contract, other those entered in the Ordinary Course of Business;
     (xvi) any collective bargaining agreement;
     (xvii) any Contract providing for any franchise agreement between any member of the Warranting Party Group and any other Person; or
     (xviii) any other Contract, whether or not made in the Ordinary Course of Business, the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (b) Each of the Material Contracts (i) constitutes a valid and binding obligation of the Warranting Party and, to the Warranting Party’s Knowledge, the other parties thereto in accordance with its terms, subject to the Bankruptcy Exception, and is in full force and effect pursuant to its terms, and (ii) subject to the requirements for obtaining consent for the assignment or transfer of the Material Contracts as set forth in Section 3.14(b) of the Relevant Disclosure Schedule, upon consummation of the transactions contemplated by this Share Purchase Agreement and the other Transaction Documents, shall continue in full force and effect in accordance with its terms without penalty or other adverse consequence. Such Warranting Party has made available to the Warrantee Party true and complete copies of all Material Contracts.
     (c) No member of the Warranting Party Group is in breach of, or default under, in any material respect, any Material Contract. No member of the Warranting Party Group has been notified in writing of any actual or alleged breach of, or default under, any Material Contract. To the Knowledge of such Warranting Party, no other party to any Material Contract is in breach thereof or default thereunder and there is not any pending or threatened cancellation of any Material Contract, or any event which, after notice or lapse of time or both, would constitute a default under any Material Contract.
     Section 3.15 Customers. Set forth in Section 3.15 of the Relevant Disclosure Schedule are the names and addresses of each of the fifteen largest customers (by revenue) of the Business of the Warranting Party Group for the twelve-month period ended December 31, 2009 and the amount for which each such customer was invoiced during such period. No member of the Warranting Party Group has received any notice or has any reason to believe that any significant customer of its Business has ceased, or will cease, to use the products, equipment, goods or services of its Business or the Warranting Party Group, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

     Section 3.16 Suppliers. Set forth in Section 3.16 of the Relevant Disclosure Schedule are the names and addresses of each of the fifteen largest suppliers (by amount of purchases) of materials, supplies, merchandise and other goods for the Business of the Warranting Party Group for the twelve-month period ended December 31, 2009 and the amount relating to its Business for which each such supplier invoiced the Warranting Party Group during such period. The Warranting Party Group has not received any notice or have any reason to believe that any such supplier will not sell materials, supplies, merchandise and other goods to its Business or to the Company Group at any time after the Closing on terms and conditions substantially similar to those used in its current sales to its Business, subject only to general and customary price increases.
     Section 3.17 Tax Matters.
     (a) (i) All Tax Returns required to be filed by the Warranting Party Groups regarding the Business have been timely filed; (ii) all material Taxes requested to be shown on such Tax Returns or otherwise due in respect of the Business of such Warranting Party Group have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Government Entity and, to the best Knowledge of the Warranting Party after due inquiry, no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of the Warranting Party, threatened Claims for the assessment or collection of Taxes regarding the Business against the Warranting Party Group; (vi) there are no Tax liens, except for Permitted Encumbrances, on any Transferred Business Assets; (vii) each member of the Warranting Party Group has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law with respect to its Business; (viii) no member of the Warranting Party Group is engaged in or conducting the Business in any jurisdiction in which it has not filed all required Tax Returns; and (ix) no member of the Warranting Party Group has any Liability regarding the Business for the Taxes of any Person.
     (b) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax regarding the Business to which any member of the Warranting Party Group may be subject.
     (c) Each member of the Warranting Party Group has, with respect to itself, its Transferred Subsidiaries and its Transferred Business Assets in accordance with applicable Law, duly registered with the relevant Government Entities, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Government Entities. No submissions made to any Government Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates related to the Business contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates relating to the Business is pending or, to the Knowledge of the Warranting Party, threatened.
     (d) Section 3.17(d) of the Relevant Disclosure Schedule lists (i) all Tax exemptions, Tax holidays, Tax deferrals, Tax incentives and other preferential Tax treatments and entitlements to Tax rebates applicable to the Warranting Party Group in respect of its Business, including any applicable future expiration dates or scheduled changes, and (ii) all Tax rulings issued by any Government Entity in respect of the Business of the Warranting Party Group. Except as specifically described in Section 3.17(d) of the Relevant Disclosure Schedule, the Warranting Party Group is entitled under applicable Law to (i) all Tax exemptions, Tax holidays, Tax deferrals, Tax incentives and other preferential Tax treatments and entitlements to Tax rebates set forth in Schedule 3.17(d) of the Relevant Disclosure Schedule and (ii) all other Tax exemptions, Tax holidays, Tax deferrals, Tax incentives and other preferential Tax treatments and entitlements to Tax rebates that the Warranting Party Group have claimed in the Seller Historical Financial Statements (with respect to Seller Group) or the Business Financial Statements or is claiming or receiving as of the date hereof with respect to its Business.
     (e) With respect to the Seller as Warranting Party, the Company Group has complied with applicable Law with respect to transfer pricing and has observed arm’s length principle with respect to related party transactions with respect to its Business (each, a “Business Related Party Transaction”). There are necessary documentation in place to justify and support its Business Related Party Transactions and such Business Related

Party Transactions are not subject to any material disputes with relevant Government Entity for material adjustment, which may give rise to additional Tax liabilities other than those duly paid or accrued by Closing or reduce the utilizable Tax losses based on Tax Returns duly filed. For purposes of corporate income Taxes, each member of the Company Group is and has been resident only in the jurisdiction in which it is incorporated and does not have nor had a permanent establishment or permanent representative or other taxable presence in any jurisdiction other than that in which it is resident for such purpose.
     Section 3.18 Employee Matters.
     (a) U.S. Employee Matters.
     (i) Section 3.18(a)(i) of the Relevant Disclosure Schedule lists (1) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and employment, termination, severance or other Contracts, which are maintained, contributed to or sponsored by any member of any Warranting Party Group for the benefit of any U.S. Business Employee, and (2) any Contracts (other than stock option agreements, restricted stock and restricted stock unit agreements and similar agreements for equity compensation and benefit awards under plans approved by the board of directors of the Warranting Party) between any Warranting Party and any U.S. Business Employee (collectively, the “Warranting Party U.S. Plans”). The Warranting Party Group has made available to the Warrantee Party a true and complete copy of each such Warranting Party U.S. Plan.
     (ii) Section 3.18(a)(ii) of the Seller and Company Disclosure Schedule lists all Warranting Party U.S. Plans that are maintained by or sponsored by the Transferred Subsidiaries (collectively, the “Transferred Warranting Party U.S. Plans”). The Seller Group has made available to the Purchaser a true and complete copy of the most recent summary plan description for each Transferred Warranting Party U.S. Plan for which a summary plan description is required by applicable Law, and the most recently prepared actuarial report or financial statement, if any, relating to a Transferred Warranting Party U.S. Plan. Except as contemplated in the Transaction Documents or the Transferred Warranting Party U.S. Plans, the Seller Group does not have any express or implied commitment (1) to modify, change or terminate any Transferred Warranting Party U.S. Plan or (2) to increase the level of compensation payable under any Transferred Warranting Party U.S. Plan, with respect to any U.S. Business Employee (other than in the case of the Seller Group and the Company Group, as described in the SEC Documents or upon termination of the salary reduction program implemented by the Company in April 2009 and described in the SEC Documents).
     (iii) Each Transferred Warranting Party U.S. Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of applicable Laws. The Seller Group has performed all obligations in all material respects required to be performed under, and is not in any material respect in default under, or in violation of, any Transferred Warranting Party U.S. Plan.
     (iv) Neither the execution and delivery of this Share Purchase Agreement or any Transaction Document nor the consummation of the Contemplated Transactions, either alone or in combination with any other event (whether contingent or otherwise) will (A) entitle any of the Warranting Group’s U.S. Business Employees to any increased or modified benefit or payment, (B) increase the amount of compensation due to any of its U.S. Business Employees, or (C) accelerate the vesting, payment or funding of any compensation, equity-based award or benefit, incentive or other benefit, for which, in the case of each of clauses (A), (B) and (C), the Company Group will be liable, obligated or responsible;
     (v) There are no material controversies pending or, to the Knowledge of the Warranting Party, threatened between the Warranting Party Group and any of its U.S. Business Employees relating to employment practices of the Warranting Party Group. None of the members of the Warranting Party Group is a party to any collective bargaining agreement or other labor union contract applicable to the U.S.

Business Employees. None of the U.S. Business Employees of any Warranting Party are represented by a labor union, nor, to the Knowledge of the Warranting Party, are there any activities or proceedings of any labor union to organize any of its U.S. Business Employees. Except as provided in Section 3.18(a)(v) of the Relevant Disclosure Schedule, none of the members of the Warranting Party Group has breached or otherwise failed to comply with any provision of any such agreement or Contract, and there are no outstanding grievances under any such agreement or Contract; and there is no charge pending or, to the Knowledge of the Warranting Party, threatened before any court or agency alleging unlawful discrimination in employment practices or any unfair labor practice by the Warranting Party Group with respect to any U.S. Business Employee nor, to the Knowledge of each Warranting Party, is there a basis for any such claim. There is no strike, slowdown, labor picketing, work stoppage or lockout, or, to the Knowledge of the Warranting Party, threat thereof, by or with respect to any of its U.S. Business Employees.
     (vi) Each member of a Warranting Party Group is in compliance in all material respects with all applicable Laws and Orders relating to the employment of its U.S. Business Employees, including all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation and the payment and withholding of Taxes and other sums as required by the appropriate Government Entity and have withheld and paid to the appropriate Government Entity or are holding for payment not yet due to such Government Entity all amounts required to be withheld from the U.S. Business Employees and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 3.12(a) of the Relevant Disclosure Schedule, such Warranting Party Group has paid in full to all U.S. Business Employees or adequately accrued for in accordance with generally accepted accounting principles applicable to such Warranting Party Group consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its U.S. Business Employees and there is no Claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Government Entity with respect to any of its U.S. Business Employees. Since December 31, 2008, the Warranting Party Group has not been cited, charged, fined or, to its Knowledge, investigated by any Government Entity relating to U.S. Business Employees or employment practices before any Government Entity in any jurisdiction in which the U.S. Business Employees provide services.
     (b) Non-U.S. Business Employee Matters.
     (i) Section 3.18(b)(i) of the Relevant Disclosure Schedule lists (A) all employee benefit plans and bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and employment, termination, severance or other Contracts, with respect to which any Transferred Subsidiary has any obligation or which are maintained, contributed to or sponsored by any Transferred Subsidiary for the benefit of any Non-U.S. Business Employee, and (B) any Contracts (other than stock option agreements, restricted stock and restricted stock unit agreements and similar agreements for equity compensation and benefit awards under plans approved by the board of directors of the Seller) between any Transferred Subsidiary and any Non-U.S. Business Employee (collectively, the “Warranting Party non-U.S. Plans”). Each Warranting Party Group have made available to the Warrantee Party a true and complete copy of (1) each such Warranting Party non-U.S. Plan, (2) the most recent summary plan description for each Warranting Party non-U.S. Plan for which a summary plan description is required by applicable law, and (3) the most recently prepared actuarial report or financial statement, if any, relating to a Warranting Party non-U.S. Plan. Except as contemplated in the Transaction Documents or the Warranting Party’s non-U.S. Plans, the Warranting Party Group does not have any express or implied commitment (w) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement with respect to the Business (other than stock option agreements, restricted stock and restricted stock unit agreements and similar agreements for equity compensation and benefit awards under plans approved by the Board of Directors of the Seller), (x) to enter into any Contract to provide compensation or benefits to any Non-U.S. Business Employee, (y) to modify, change or terminate any

Warranting Party non-U.S. Plan or (z) to increase the level of compensation payable under any Warranting Party non-U.S. Plan, in each of clauses (w), (x), (y) and (z) with respect to any Non-U.S. Business Employee (other than in the case of the Seller Group and the Company Group, as described in the SEC Documents or upon termination of the salary reduction program implemented by the Company in April 2009 and described in the SEC Documents).
     (ii) Each Warranting Party non-U.S. Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. The Warranting Party Group has performed all obligations in all material respects required to be performed under, and is not in any respect in default under or in violation of, in any material respect, any Warranting Party non-U.S. Plan. No civil, criminal or administrative Claim is pending before any Government Entity or, to the Knowledge of the Warranting Party, threatened to be brought by or before any Government Entity with respect to any Warranting Party non-U.S. Plan (other than claims for benefits in the Ordinary Course of Business).
     (iii) All contributions, premiums or payments required to be made with respect to any Warranting Party non-U.S. Plan have been made on or before their due dates. All such contributions have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Government Entity and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
     (iv) The Warranting Party Group has made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all Non-U.S. Business Employees in accordance with applicable Law. Neither the execution and delivery of this Share Purchase Agreement or any other Transaction Document, nor the consummation of the Contemplated Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any of its Non-U.S. Business Employees to any increased or modified benefit or payment, (ii) increase the amount of compensation due to any of its Non-U.S. Business Employees, or (iii) accelerate the vesting, payment or funding of any compensation, equity-based award or benefit, incentive or other benefit, for which, in the case of each of clauses (i), (ii) and (iii), the Company Group will be liable, obligated or responsible.
     (v) Except as set forth in Section 3.18(b)(v) of the Relevant Disclosure Schedule, there are no material controversies pending or, to the Knowledge of the Warranting Party, threatened between the relevant Warranting Party Group and any of its Non-U.S. Business Employees relating to employment practices of the Warranting Party Group. None of members of the Warranting Party Group is a party to any collective bargaining agreement or other labor union contract applicable to the Non-U.S. Business Employees, nor, to the Knowledge of the Warranting Party, are there any activities or proceedings of any labor union to organize any of its Non-U.S. Business Employees. None of the members of the Warranting Party Group has breached or otherwise failed to comply with any provision of any such agreement or Contract, and there are no outstanding grievances under any such agreement or Contract. There is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Warranting Party, threat thereof, by or with respect to any of its Non-U.S. Business Employees.
     (vi) Each member of the Warranting Party Group is in compliance in all material respects with all applicable Laws and Orders relating to the employment of its Non-U.S. Business Employees, including those related to wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Government Entity and have withheld and paid to the appropriate Government Entity or are holding for payment not yet due to such Government Entity all amounts required to be withheld from the Non-U.S. Business Employees and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 3.12(a) of the Relevant Disclosure Schedule, the Warranting Party Group has paid in full to all Non-U.S. Business Employees or adequately accrued for in accordance with generally accepted accounting principles applicable to such Warranting Party Group consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its Non-U.S. Business Employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Government Entity with respect to any of its Non-U.S. Business Employees. Since December 31, 2008, the Warranting Party Group has not been cited by any Government Entity relating to employees or employment practices before any Government Entity in any jurisdiction in which the Non-U.S. Business Employees provide services.
     Section 3.19 Employees.
     (a) U.S. Employees
     (i) Except where prohibited by applicable data privacy Laws, the Warranting Party has provided to the Warrantee Party a true, complete and correct list of the details of each U.S. Business Employee, including employer; name; job title; current compensation paid or payable, deferred or contingent compensation and change in compensation since January 1, 2009 through December 31, 2009; vacation accrued and service credited for purposes of vesting and eligibility to participate in any of the Warranting Party Plans.
     (ii) Except where prohibited by applicable data privacy Laws, the Warranting Party has provided to the Warrantee Party a true, complete and correct list of all management, technology and research and development U.S. Business Employees whose services are necessary for the full function of the Business of the Warranting Party (with respect to each Warranting Party, the “Key Business U.S. Employees” of such Warranting Party).
     (b) Non-U.S. Employees
     (i) Subject to applicable data privacy laws, the Warranting Party has provided to the Warrantee Party a true, complete and correct list of the details of each Non-U.S. Business Employee, including employer; name; job title; current compensation paid or payable, deferred or contingent compensation and change in compensation since January 1, 2009 through December 31, 2009; vacation accrued and service credited for purposes of vesting and eligibility to participate in any of the Warranting Party Plans.
     (ii) Subject to applicable data privacy laws, the Warranting Party has provided to the Warrantee Party a true, complete and correct list of all management, technology and research and development Non-U.S. Business Employees whose services are necessary for the full function of the Business of the Warranting Party (with respect to each Warranting Party, the “Key Business Non-U.S. Employees” of such Warranting Party, and collectively with the Key Business U.S. Employees, the “Key Business Employees”).
     Section 3.20 Certain Interests.
     (a) No officer or director of any member of the Warranting Party Group who is a Business Employee and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:
     (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Business of the Warranting Party Group (except that the ownership by such officer or director (and by its relatives or spouse) of less than 2% of the outstanding shares of stock in publicly-traded entities shall not be deemed to be such a “financial interest” for purposes of this Section 3.20);
     (ii) owns, directly or indirectly (other than through ownership of stock of a party), in whole or in part, or has any other interest in, any tangible or intangible property that the Warranting Party Group uses in the conduct of its Business;

     (iii) has outstanding any Indebtedness to any member of the Company Group, except for travel and other advances of cash to cover reimbursable travel and similar expenses incurred while performing Company duties in the Ordinary Course of Business, relocation advances subject to repayment, compensation (such as bonuses) that may be subject to repayment, advances in respect of any indemnification payments, tax-indemnity payments to overseas-based officers or loans from 401k plans or “cashless” exercise of stock options through arrangements with brokers; or
     (iv) has outstanding any Indebtedness in the nature of a personal loan to or for any director or executive officer of the Seller.
     (b) No member of the Warranting Party Group has any Liability of any nature to any officer or director of any member of the Company Group or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director, except pursuant to Warranting Party Plans and employment Contracts.
     Section 3.21 Intellectual Property.
     (a) List of Intellectual Property. Section 3.21(a) of the Relevant Disclosure Schedule contains, for the Warranting Party, a complete and accurate list and summary description of (i) Owned Intellectual Property that is Registered to such Warranting Party, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) unregistered Trademarks and service marks included in the Owned Intellectual Property of the Warranting Party; (iii) Business IP Agreements (other than licenses of Off the-Shelf Software) and (iv) Owned Software and Licensed Software material to the Business of the Warranting Party.
     (b) Ownership; Sufficiency. The Warranting Party Group owns or has sufficient licenses or other rights to use its Business Intellectual Property and Business IT Assets in connection with the operation of its respective Business, all of which rights, subject to receipt of the Third Party Approvals of the Warranting Party Group, shall continue to be in full force and effect following the consummation of the Contemplated Transactions. The Business Intellectual Property of the Warranting Party constitutes all Intellectual Property necessary to or used in the conduct or operation of the Business of the Warranting Party, as currently conducted and operated and as to enable the Company to conduct the Business following the Closing.
     (i) A member of the Warranting Party Group is the exclusive owner of all right, title and interest in and to each item of its respective Owned Intellectual Property, free and clear of all Encumbrances other than the Permitted Encumbrances and a Warranting Party has a valid license to use all of its respective Licensed Intellectual Property in connection with the operation of its Business, subject only to the terms of its Business IP Agreements; and
     (ii) Immediately following the Restructuring or the Closing, as applicable, (A) a member of the Company Group shall be the exclusive owner of all right, title and interest in and to each item of the Owned Intellectual Property of the Warranting Party, free and clear of all Encumbrances other than Permitted Encumbrances, (B) a member of the Company Group shall have a valid license to use all Owned Intellectual Property of the Warranting Party other than the Transferred Owned Intellectual Property transferred to the Company Group from the Warranting Party Group and (C) subject to the receipt of the third-party approvals set forth in Section 3.21(b) of the Relevant Disclosure Schedule, a member of the Company Group shall have a valid license to use all material Licensed Intellectual Property in connection with the operation of the Business of the Warranting Party, subject to the terms of its respective Business IP Agreements and (C) subject to the receipt of the Third-Party Approvals, pursuant to the Intellectual Property Agreements, a member of the Company Group shall have a valid license to use all other material Intellectual Property of the Warranting Party necessary to or used in the conduct or operation of the Business, subject to the terms of the Intellectual Property Agreements and any applicable Business IP Agreements.

     (c) Validity and Enforceability. To the Knowledge of the Warranting Party (which shall be deemed for purposes of this Section 3.21(c) only to include the knowledge of such senior personnel responsible for managing the Intellectual Property of the Business), the rights to its Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable. The Owned Intellectual Property of each Warranting Party and the Licensed Intellectual Property of such Warranting Party are subsisting and not subject to any outstanding court or regulatory order, judgment, injunction, decree, ruling or agreement adversely affecting any Warranting Party’s or the relevant Warranting Party Group’s use thereof or rights thereto, or that would impair the validity or enforceability thereof in any material respect. There is no Claim pending, asserted or, to the Knowledge of the Warranting, threatened (i) by or against any member of the Warranting Party Group concerning any of its Business Products or the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property, or (ii) contesting or challenging the ownership, validity, registerability or enforceability of, or any member of the Warranting Party Group’s, or any of its respective customers’ or licensees’ right to use, any Business Intellectual Property or Business Product of such Warranting Party Group.
     (d) Infringement. To the Knowledge of the Warranting Party, the operation of its Business and the use of its Business Intellectual Property, Business IT Assets and Business Products in connection therewith do not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property rights of any other Person. Except as set forth in Section 3.21(d) of the Relevant Disclosure Schedule, there is no Claim pending, asserted or, to the Knowledge of the Warranting Party, threatened against the relevant Warranting Party Group concerning any of the foregoing, nor has any member of the Warranting Party Group received any notification that a license under any other Person’s Intellectual Property is or may be required with respect to the operation of that Business. Except as set forth in Section 3.21(d) of the Relevant Disclosure Schedule, to the Knowledge of the Warranting Party, no Person is engaging in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property, and there is no Claim pending, asserted or threatened by any member of such Warranting Party Group against any other Person concerning any of the foregoing.
     (e) Protection Measures. The Warranting Party has taken and has caused each member of the relevant Warranting Party Group to take all reasonable measures to maintain the confidentiality of all confidential Business Intellectual Property.
     (f) Business IT Assets. The Warranting Party Group has implemented reasonable backup, security and disaster recovery measures and technology for the Business IT Assets consistent with industry practices, and, to such Warranting Party’s Knowledge, no Person has gained unauthorized access to any Business IT Assets of such Warranting Party Group.
     (g) Software. The Warranting Party Group has obtained all approvals necessary for exporting the Business Software outside the U.S. and importing the Business Software into any country in which the Business Software is currently sold, licensed for use or otherwise distributed, and all such approvals are valid, current and in full force and effect.
     (h) Public Software. To the Warranting Party’s Knowledge, no Public Software forms part of or is incorporated into, in whole or in part, any Owned Software or Business Product.
     (i) Business IP Agreements. The Warranting Party has furnished to the Warrantee Party prior to the execution and delivery of this Share Purchase Agreement true and complete copies of all of its Business IP Agreements. No member of the Warranting Party Group has granted or is obligated to grant any Person any exclusive rights in, to or under, or any right to license, any Business Intellectual Property except (i) those granted or to be granted under the Contemplated Transactions to the Warranting Party and the Warrantee Party and (ii) non-exclusive grants made by such Warranting Party in its Ordinary Course of Business. There are no royalties, honoraria, fees or other payments payable by the Warranting Party Group to any Person for the purchase, license, sublicense or use of any Business Intellectual Property, except as set forth in such Business IP Agreements.
     Section 3.22 Insurance. The Warranting Party has, for the past five (5) years, purchased all insurance policies or binders of insurance (including general liability insurance, property insurance and workers’

compensation insurance) required by any Law (including in such types and amounts and with such insurance companies as required by the Law) with respect to its Business. All material assets and properties of the Business of the Warranting Party and material risks of the Business of the Warranting Party of the type that are customarily insured against are covered by valid and, except for insurance policies that have expired under their terms in the Ordinary Course of Business, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Warranting Party Group with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Business or the Company, as the case may be. Section 3.22 of the Relevant Disclosure Schedule lists all material insurance policies covering the properties and assets of the Warranting Party’s Business (consisting of policies providing property coverage) (the “Insurance Policies”).
     Section 3.23 Real Property.
     (a) The Warranting Party Groups has good and indefeasible title to and is the record owner of the Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances, and except for the Leased Real Property, no Person owns any real property used by the Warranting Party Group except the Warranting Party Group. Except as set forth in Section 3.23(a) of the Relevant Disclosure Schedule, none of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property, and no Person other than a member of such Warranting Party Group has any right to use, occupy or lease any of the Owned Real Property (other than any right pursuant to a Permitted Encumbrance). The Warranting Party Group is not obligated to mortgage any of the Owned Real Property or to acquire fee ownership of any real property subject to a mortgage.
     (b) Each of the Leases (including any option to purchase contained therein) is legal, valid, binding and enforceable against the Warranting Party Group and in full force and effect and, to the Knowledge of the Warranting Party, (i) is enforceable against the landlord which is party thereto in accordance with its terms, and (ii) there exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of a member of the Warranting Party Group under any Lease. No lessor has any right of termination or cancellation under any Lease, except as set forth in such Lease. No member of such Warranting Party Group has assigned or sublet its interest under any Lease, except as set forth in Section 3.23(b) of the Relevant Disclosure Schedule.
     (c) To the Knowledge of the Warranting Party, the relevant Warranting Party Group, with respect to any part of the Owned Real Property or the Leased Real Property, are not (i) in violation of any zoning, subdivision or building Law applicable thereto; (ii) subject to the taking by condemnation, expropriation or eminent domain any part of such property; (iii) subject to the commencement of enforcement proceedings with respect to delinquent Taxes; or (iv) in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement.
     (d) (i) To the extent principally used in the conduct or operation of the Business as presently conducted and operated by the Warranting Party Group, each of the buildings, structures, equipment and other tangible assets of the Warranting Party Group on the Owned Real Property and Leased Real Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used, (ii) the Warranting Party Group has rights of egress and ingress with respect to each of the Owned Real Properties and Leased Real Properties that is sufficient for them to conduct the business conducted thereat consistent with past practice and (iii) to the Warranting Party’s Knowledge, there are no material defects in or other material adverse conditions affecting the Owned Real Property or Leased Real Property.
     Section 3.24 Tangible Personal Property. The Warranting Party Group has good and valid title to or, in the case of leased assets, valid, binding and enforceable leasehold interests in, all tangible personal property or assets that are necessary to or principally used for the conduct and operations of its Business free and clear of any Encumbrances, other than the Permitted Encumbrances.

     Section 3.25 Environmental Matters.
     (a) The Business is and has been operated by the Warranting Party Group in substantial compliance with all applicable Environmental Laws and Environmental Permits.
     (b) During the period of time the Seller Group has had any rights with respect to the Business Real Property, there has been no release of any Hazardous Material on any Business Real Property in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Laws.
     (c) There are no Environmental Claims pending or threatened against the Business Real Property or that otherwise relate to the Business, and, to the Knowledge of the Warranting Party, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.
     Section 3.26 Product Warranties and Liabilities.
     (a) Section 3.26(a) of the Relevant Disclosure Schedule sets forth the standard policies of the Business of the Warranting Party Group with respect to guarantees, warranties or representations given by any member of the Warranting Party Group or the Company Group in connection with products or services manufactured, sold or supplied (or contracted so to do) by any of them in connection with the Business.
     (b) No member of the Warranting Party Group has received written notice of any Claim and, to the Warranting Party’s Knowledge, there is no basis for any present or future Claim for replacement or repair of any Business Products, subject to any such Claims within the reserve for product warranty claims set forth in the Business Financial Statements (but excluding any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past customs and practices of such Warranting Group. No Business Product is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.
     (c) No member of the Warranting Party Group has received written notice of any Claim and, to the relevant Warranting Party’s Knowledge, there is no basis for any present or future Claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any Business Product.
     Section 3.27 Brokers; Finders and Fees. Except for the financial advisors of the Warranting Party identified on Section 3.27 of the Relevant Disclosure Schedule, whose fees will be paid by such Warranting Party, neither the Warranting Party nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage, finder’s fees, fees for financial advisory services or agents’ commissions or other payments in connection with this Share Purchase Agreement, the other Transaction Documents or the Contemplated Transactions for which the Company or the Warrantee Party is or could become liable.
     Section 3.28 Certain Business Practices.
     (a) None of the members of the Warranting Party Group or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of its Business; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, in connection with its Business, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Government Entity, which is in any manner illegal under any Law having jurisdiction; or (iii) made any payment to any customer or supplier of its Business or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of its Business.

     (b) To the extent applicable to it, no member of the Warranting Party Group or any director or executive officer of such member is aware of or has taken any action, directly or indirectly, that has resulted or will result in a violation by such Persons of the FCPA, including the rules and regulations thereunder (including, without limitation, making use of the mail or any means or instrument of U.S. interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA) in connection with such Warranting Party Group’s Business. To the extent such provisions are applicable, each member of the Warranting Party Group has conducted its respective Business in compliance with the FCPA and has instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
     Section 3.29 Full Disclosure. The Warranting Party is not aware of any facts pertaining to any member of the relevant Warranting Party Group or its Business which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and which have not been disclosed in this Share Purchase Agreement (including its schedules) or otherwise disclosed to the Warrantee Party by such Warranting Party in writing.
     Section 3.30 Liability for the Company’s Breach prior to the Closing. For the avoidance of doubt, any breach prior to the Closing, or in connection with the Restructuring and the transfer of the 51% of the Equity Interest of the Company to the Purchaser, of any representation or warranty of any member of the Company Group contained in this Article III or in Article IV shall be deemed to be a breach of such representation or warranty by the Seller.
     Section 3.31 Liability for Purchaser Holdco’s breach prior to the Closing. For the avoidance of doubt, any breach prior to the Closing, or in connection with the Purchaser Restructuring and the transfer of a 49% interest in Purchaser Holdco to Seller, of any representation or warranty with respect to any member of the Purchaser Group (including Purchaser Holdco) contained in this Article III or in Article IV shall be deemed to be a breach of such representation or warranty by the Purchaser.
ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES
     Section 4.1 Additional Seller and Company Representations. As an inducement to the Purchaser to enter into this Share Purchase Agreement, the Seller and the Company hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows (unless such representation and warranty is provided only as of specific dates):
     (a) Organization and Qualification of the Company Group.
     (i) Following the Restructuring, each member of the Company Group shall be a business entity duly organized, validly existing and in good standing (or its equivalent), if applicable, under the Laws of its respective jurisdiction of organization, and shall have all requisite corporate power and authority to own, operate or lease its properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is presently conducted. Following the Restructuring, each member of the Company Group shall be duly licensed or qualified to transact business and shall be in good standing (or its equivalent), if applicable, in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable All corporate actions taken by each member of the Company Group in connection with the Contemplated Transactions have been duly authorized, and no member of the Company Group has taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its Organizational Documents.

     (ii) The Seller has heretofore delivered to the Purchaser complete and correct copies of the organizational documents (such as memoranda and articles of association) of each member of the Company Group as presently in effect (the “Organizational Documents”). The Company has not engaged in any activities prior to the Closing Date other than actions necessary in connection with the Restructuring and conduct in the Ordinary Course of Business.
     (b) Capitalization of the Company. The Seller is the sole beneficial owner and holder of, and has good and valid title to, all of the Equity Interest representing one hundred percent (100%) of the interest in the issued and outstanding registered capital of the Company, free and clear of any Encumbrance, other than the Permitted Encumbrances. The Seller does not hold its Equity Interest in the Company for any other Person pursuant to any Contract. None of the Seller’s Equity Interest in the Company was issued or acquired in violation of any Organizational Documents, any Law or any Encumbrance. Upon consummation of the transactions contemplated by this Share Purchase Agreement, the Purchaser (i) will own fifty-one percent (51%) of the issued and outstanding equity capital of the Company free and clear of all Encumbrances, and (ii) together with the Seller, own all the issued and outstanding capital of the Company. There are no voting trusts, proxies or Contracts in effect with respect to the voting or transfer of any of the Purchased Equity Interest.
     (c) Valid Issuance and Preemptive Rights.
     (i) Except as set forth in Section 4.1(c)(i) of the Seller and Company Disclosure Schedule, there are no preemptive or other outstanding rights, subscriptions, options, warrants, convertible securities, Contracts or commitments of any character relating to the equity or the securities of any member of the Company Group.
     (ii) Except as set forth in Section 4.1(c)(i) of the Seller and Company Disclosure Schedule, and as contemplated in this Share Purchase Agreement, there are no voting trusts, proxies or Contracts in effect with respect to the voting or transfer of any shares or securities of or any other interests in members of the Company Group.
     (iii) As of the Closing Date, all the issued and outstanding shares of each member of Company Group (other than the Company) will be validly issued, fully paid, nonassessable and will be, directly or indirectly, owned by the Company, free and clear of all Encumbrances other than Permitted Encumbrances.
     (d) Indebtedness. The Company Group and its Transferred Subsidiaries do not owe any Indebtedness other than the ICON Capital Financing and the Company Assumed Liabilities.
     (e) OFAC, etc. (i) Section 4.1(e) of the Seller and Company Disclosure Schedule contains a complete and accurate list of export classifications and export licenses for the Business Products of the Seller Group and the Company Group; (ii) none of the members of the Seller Group or the Company Group provides any products or services to the United States Government (including any department, agency, committee, or other body thereof); (iii) none of the members of the Seller Group or the Company Group produces or trades in: (A) defense articles and defense services, and related technical data covered by the United States Munitions List, which is set forth in the ITAR, or any other article or service covered in the ITAR; (B) articles and services for which commodity jurisdiction requests under 22 C.F.R. § 120.4 are pending; (C) products and technology subject to export authorization administered by the U.S. Department of Energy (10 C.F.R. part 810) or export licensing requirements administered by the U.S. Nuclear Regulatory Commission (10 C.F.R. part 110); or (D) Select Agents and Toxins (7 C.F.R. part 331; 9 C.F.R. part 121; and 42 C.F.R. part 73); (iv) each member of the Seller Group is, and has at all times been, in compliance with all statutory and regulatory requirements under the FCPA, as well as any applicable anti-bribery laws in each jurisdiction in which member operates and, in each case, is without notice of violation thereof; (v) (A) no member of the Seller Group or any of its Affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country (including Cuba, Iran, Myanmar (Burma), North Korea, Syria or Sudan), or with any SDN or other person or entity targeted by any U.S. economic sanctions administered by OFAC; (B) no member of the Seller Group or the Company Group is owned or controlled

(within the meaning of the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) (the “OFAC Regulations”)) by any targeted government or SDN or other targeted person or entity; (C) any proceeds from the Contemplated Transactions received by the Seller will not be used (directly or indirectly) to fund any operations in, finance any investments or activities in or make any payments to, any targeted country, or to fund, finance or make any payments to any targeted person or entity; and (D) all members of the Seller Group and the Company Group are, and have at all times been, in compliance in all respects with applicable provisions of the OFAC Regulations; (vi) all members of the Seller Group and the Company Group are, and have at all times been, without notice of violation in any material respect of and in compliance in all material respects with the anti-boycott laws including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons; and (vii) all members of the Seller Group and the Company Group are, and have at all times been, in compliance with all U.S. export control Laws and no such member has sold, exported, re-exported, transferred, diverted or otherwise disposed of any products, Software or technology (including products derived from or based on such technology) to any destination or Person prohibited by the U.S. export control Laws, without obtaining prior authorization from the competent Government Entities as may be required by those Laws and no member of the Seller Group requires a governmental license or other authorization in order to contribute to the Company Group the Business Products and technologies of its Business.
     Section 4.2 Additional Purchaser Representations. As an inducement to the Seller to enter into this Share Purchase Agreement, the Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows (unless such representation and warranty is provided only as of specific dates):
     (a) Organization and Qualification of the Purchaser Holdco.
     (i) Following the Purchaser Restructuring, Purchaser Holdco shall be a business entity duly organized, validly existing and in good standing (or its equivalent), if applicable, under the Laws of its respective jurisdiction of organization, and shall have all requisite corporate power and authority to own, operate or lease its properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is presently conducted. Following the Purchaser Restructuring, Purchaser Holdco shall be duly licensed or qualified to transact business and shall be in good standing (or its equivalent), if applicable, in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. All actions taken by Purchaser Holdco in connection with the Contemplated Transactions have been duly authorized, and Purchaser Holdco has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its Organizational Documents.
     (ii) Purchaser has heretofore delivered to the Seller or will deliver to the Seller prior to the Closing complete and correct copies of the Organizational Documents of Purchaser Holdco. Purchaser has not engaged in any activities prior to the Closing Date other than actions necessary in connection with the Purchaser Restructuring and conduct in the Ordinary Course of Business.
     (b) Capitalization of Purchaser Holdco. Purchaser is the sole beneficial owner and holder of, and has good and valid title to, one hundred percent (100%) of the interest in the issued and outstanding registered capital of Purchaser Holdco, free and clear of any Encumbrances, other than the Permitted Encumbrances. Purchaser does not hold its interest in the registered capital of Purchaser Holdco for any other Person pursuant to any Contract. None of the Purchaser’s equity interest in Purchaser Holdco was issued or acquired in violation of any Organizational Documents, any Law or any Encumbrance. Upon consummation of the Contemplated Transactions, the Company will own all of the issued and outstanding registered capital of Purchaser Holdco free and clear of all Encumbrances. There are no voting trusts, proxies or Contracts in effect with respect to the voting or transfer of any of the equity interests in Purchaser Holdco.
     (c) Valid Issuance; Preemptive Rights.

     (i) Except as may be required by applicable Law, there are no preemptive or other outstanding rights, subscriptions, options, warrants, convertible securities, Contracts or commitments of any character relating to the equity or securities of Purchaser Holdco.
     (ii) All the issued and outstanding registered capital of Purchaser Holdco are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Purchaser as of the date hereof, free and clear of all Encumbrances. There are no voting trusts, proxies or Contracts in effect with respect to the voting or transfer of any shares or securities of or any other interests in Purchaser Holdco.
     (d) Indebtedness; Liabilities. Purchaser Holdco does not owe any Indebtedness and the Company Assumed Liabilities are the only Liabilities of Purchaser Holdco.
ARTICLE V
COVENANTS
     Section 5.1 Reasonable Best Efforts. The Purchaser and the Seller shall cooperate with each other and use their respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the other parties’ obligations hereunder and under any of the Transaction Documents, including securing as promptly as practicable all Consents required in connection with the transactions contemplated hereby.
     Section 5.2 Required Approvals and Corporate Actions.
     (a) Each Party hereto hereby agrees to cooperate with each other and use its reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all necessary Consents of all third parties and Government Entities, including the Seller and Company Required Approvals, the Purchaser Required Approvals and the Third-Party Approvals, necessary or advisable to consummate the Contemplated Transactions; provided, however, that the foregoing shall not apply for any such Consents that are immaterial to the Business and shall not obligate any Party to take any action that would reasonably be expected to result in a Substantial Detriment to such Party.
     (b) Each Party shall have the right to review in advance, and to the extent practicable each Party will consult the others on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to, the Seller, the Company or the Purchaser, that appears in any filing made with, or written materials submitted to, all third parties and Government Entities in connection with the Contemplated Transactions. In exercising the foregoing right, each of the Seller and the Purchaser shall act reasonably and as promptly as practicable. The Seller and the Purchaser agree that they will keep the other apprised of the status of all matters relating to completion of the Contemplated Transactions, including promptly furnishing the other with copies of notice or other written communications received from all third parties and Government Entities with respect to the Contemplated Transactions.
     (c) The Purchaser and the Seller will use their reasonable best efforts to obtain as promptly as practicable all authorizations, Consents, orders, actions and approvals, and to make all filings with and to give all notices required under any antitrust, competition or trade regulation or other Law that may be asserted by any Government Entity or any other Person with respect to this Share Purchase Agreement or any other Transaction Documents, the transactions contemplated hereby and thereby, so as to make effective as promptly as practicable this Share Purchase Agreement, to facilitate the consummation of the Contemplated Transactions and to avoid any suit or proceeding having the effect of preventing or delaying the Closing beyond the Outside Date. The steps and actions involved in the preceding sentence shall include (i) full cooperation between the Purchaser and the Seller in promptly seeking to obtain all such authorizations, Consents, orders, actions and approvals and to make all such filings and give all such notices (except for any such authorizations, Consents, orders, actions, approvals, filings or notices with respect to which the failure to obtain would not cause or result in a Material Adverse Effect); (ii) provision by the Purchaser and the Seller of such other information to any Government Entity as such Government Entity may request in connection herewith; (iii) reasonable best efforts by the Purchaser and the Seller to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation or other law that may be asserted by any Government Entity (provided that the Purchaser and the Seller shall not be obligated to accept the imposition of any procedural or substantive requirement, term, condition or consequence, which, if accepted, would constitute a Substantial Detriment) in order (A) to obtain all necessary material Consents as soon as reasonably possible, and in any event before the Outside Date, (B) to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Action and that prohibits, prevents or restricts consummation of the Contemplated Transactions, or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date. At the request of the Purchaser, the Seller may, at its sole discretion, take, or cause the Company to take, any action with respect to the Company in the two preceding sentences.
     Section 5.3 Notice. Between the date hereof and the Closing Date, the Seller, on the one hand, and the Purchaser, on the other hand, shall, as promptly as reasonably practicable but in any event within five (5) Business Days after such Party becomes aware of such circumstance as set forth below and that such circumstance gives rise to the requirement to give notice hereunder, provide the other Parties with notice of (i) any event or occurrence that to the Knowledge of the Seller or the Purchaser, as the case may be, causes or is reasonably expected to cause any of the representations given by any Party in Article III hereof or by the Seller and the Company in Article IV hereof to be untrue if such representation were given as of the Closing Date; (ii) any event or occurrence that to the Knowledge of the Seller or the Purchaser, as the case may be, causes or is reasonably expected to cause such Party to breach or not to fulfill any of its obligations under this Article V; and (iii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to affect the fulfillment of any of the conditions under Sections 6.1 to 6.3. No disclosure by any Party pursuant to this Section 5.3 shall be deemed to amend or supplement its Relevant Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.
     Section 5.4 Publicity. Unless required by any Government Entity or any securities exchange, no press releases, public announcements or communications with any news media in respect of this Share Purchase Agreement or the Contemplated Transactions shall be made by any Party without the prior written consent of the other Parties. The Parties hereto shall (i) consult with each other prior to making any required press releases or public announcements or public filings with any Government Entity or with any securities exchange with respect to the Contemplated Transactions and (ii) cooperate as to the timing and contents of any press release, public announcement or communication with news media in respect of this Share Purchase Agreement or the Contemplated Transactions.
     Section 5.5 Expenses. Except as otherwise expressly provided herein, all Expenses (as defined below) of the Seller or the Purchaser shall be paid by the Party incurring such Expenses and all Expenses of the Company shall be paid by the Seller or the Purchaser, as the case may be, who has caused the Company to incur such Expenses. For the avoidance of doubt, (i) Expenses relating to the Restructuring and the transfer of its Transferred Business Assets to the Company shall be borne by the Seller and (ii) Expenses relating to the Purchaser’s transfer of its Transferred Business Assets to the Company shall be borne by the Purchaser. “Expenses”, as used in this Share Purchase Agreement, shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Share Purchase Agreement and the other Transaction Documents and the Contemplated Transactions. The Seller and the Purchaser shall be responsible for its obligations to pay all stamp or other transfer taxes or duties and capital gains, income, withholding or other taxes arising from the execution, delivery and performance of the Transaction Documents. For the avoidance of doubt, the Parties agree that the Purchaser shall pay the full amount of the Cash Purchase Price without any withholding of any kind by the Purchaser, unless such withholding is required by applicable Law or by the interpretation or administration thereof, and the Seller shall be responsible for paying the capital gains tax and other transfer taxes for which the

Seller is responsible, if any, incurred in connection therewith. To the extent that any amount is withheld by the Purchaser, such withheld amount shall be treated for all purposes of this Share Purchase Agreement as having been paid to the Seller.
     Section 5.6 Intercompany Liabilities. Each Party shall take all actions necessary so that the Company Group shall have no Liability (other than with respect to (i) the ICON Capital Financing, (ii) the ICON Capital Financing Guaranty, (iii) any Liabilities under or pursuant to the Transaction Documents and (iv) the Company Assumed Liabilities (excluding, for the avoidance of doubt, any Liability required to be adjusted and eliminated such that it would not be a Liability pursuant to and as shown on the Business Financial Statements)) to the Seller Group or the Purchaser Group after the Closing, including (a) any Liability for borrowings or guarantees between any member of Company Group and any member of the Seller Group or the Purchaser Group and (b) any obligation of any member of the Seller Group or the Purchaser Group to pay a dividend to any member of the Company Group out of earnings of its Business prior to the Closing Date.
     Section 5.7 Pre-Closing Restructuring and Closing Asset Transfer. Seller and the Company shall take all necessary actions such that prior to the Closing: (i) the Company Group can operate the Seller Group’s Business in the same manner as such Business has been operated by the Seller; and (ii) the transactions contemplated in accordance with the Plan of Reorganization and the transactions contemplated in this Section 5.7 are completed with respect to the Seller and the Company ((i) and (ii) collectively, the “Restructuring” and, for illustrative purposes only, attached as Exhibit 5.7 hereto is a chart of the organizational structure of the Company Group following the Restructuring), except, in each case, that it is understood and agreed that the Seller and the Company can only exercise reasonable best efforts with respect to any necessary or advisable Consents or Seller and Company Required Approvals in connection with the Restructuring as further specified in Section 5.2. The Purchaser shall take all necessary actions such that, immediately after the Closing, the Company Group can operate the Business of the Purchaser Group in the same manner as such Business has been operated prior to the Closing, and Purchaser has contributed US$9.5 million to Purchaser Holdco in cash or capital expenditures in connection with its Transferred Business Assets (“Purchaser Restructuring”), except that it is understood and agreed that the Purchaser can only exercise reasonable best efforts with respect to any necessary or advisable Consents or Purchaser Required Approvals in connection with the Purchaser Restructuring as further specified in Section 5.2.
     (a) Transfer of Assets. In connection with (i) the Restructuring, the Seller shall and shall cause the Seller Group to assign, transfer, convey and deliver to the Company Group all of the Seller Group’s right, title and interest in and to its Transferred Business Assets (subject, where unavoidable, to the formalities of any filing and registration of transfer of titles) and (ii) the Closing and subject to the provisions of Section 2.3(f)(i), the Purchaser shall and shall cause the Purchaser Group to assign, transfer, convey and deliver to the Company Group all of the Purchaser Group’s right, title and interest in and to its Transferred Business Assets (subject, where unavoidable, to the formalities of any filing and registration of transfer of titles). The “Transferred Business Assets” of each of the Seller Group or the Purchaser Group shall include its:
     (i) Cash, cash equivalents and marketable securities to the extent directly arising from or on account of the conduct of the Business;
     (ii) Business Real Property;
     (iii) Transferred Material Contracts;
     (iv) Transferred Business IP Agreements;
     (v) Transferred Subsidiaries;
     (vi) Receivables (other than with respect to Seller, certain Receivables of its Business for which a member of Purchaser Group is the payor);

     (vii) Inventories, raw materials and work-in-process for use primarily in the conduct and operation of the Business, as presently conducted and operated;
     (viii) Equipment used primarily in the conduct and operation of the Business as presently conducted and operated;
     (ix) Transferred Owned Intellectual Property and all notebooks, databases, source code, documents and other materials embodying the foregoing;
     (x) Transferred Licensed Intellectual Property;
     (xi) Transferred Business IT Assets;
     (xii) Books and Records with respect to their respective Businesses (subject to U.S. export control Laws);
     (xiii) all Permits necessary to or principally used in the Business;
     (xiv) all Claims of the Seller Group or the Purchaser Group, as the case may be, to the extent related to its Business, including, in the case of the Seller Group, the ARAM Seller Case, except for the remaining pending Claims listed in Section 3.12(a) of the Relevant Disclosure Schedule;
     (xv) all guaranties, warranties, indemnities and similar rights in favor of the Seller Group or the Purchaser Group to the extent primarily related to any Transferred Business Asset;
     (xvi) all Prepaid Expenses;
     (xvii) all Insurance Policies, unless such Party has procured substantially similar policies for the Company or unless obtaining any applicable Consents or substantially similar policies would be prohibitively expensive;
     (xviii) all other properties and tangible and intangible assets necessary to or principally used (other than Intellectual Property for which the standard is “primarily used”) for the conduct or operation of the Business of such Relevant Group as conducted and operated prior to the Closing; and
     except, in each case, excluding the Excluded Assets.
The Transferred Business Assets of the Seller Group and the Purchaser Group include the Business Assets listed in Section 5.7(a) of the Relevant Disclosure Schedule, which may be updated prior to the Closing.
Notwithstanding the foregoing with respect to Transferred Business Assets of the Seller Group, the Parties agree that although the CIS Subsidiary and its Transferred Business Assets constitute part of the Transferred Business Assets and the Restructuring, such Restructuring shall be deferred until following the Closing as provided in Section 2.3(f)(ii) and that the Seller shall instead contribute US$1,507,262 in lieu of the Transferred Business Assets of the CIS Subsidiary at the Closing. From the date hereof until the CIS Subsidiary is sold and transferred to the Company Group, the Seller shall cause the Business of the CIS Subsidiary to be conducted in the Ordinary Course of Business, solely for the benefit of the Company, and under the sole direction of the Company, as if it were a part of the Company Group. For the avoidance of doubt, all Company Assumed Liabilities of the CIS Subsidiary that arise during the period between the Closing Date and the date of the transfer of equity of the CIS Subsidiary to the Company, as well as all cash, receivables, Contracts or other payments received or arising from the Businesses of the CIS Subsidiary during such interim period shall remain within the CIS Subsidiary.
From the date hereof until the Purchaser Holdco is transferred to the Company Group, the Purchaser shall cause the Business of Purchaser Holdco to be conducted in the Ordinary Course of Business, solely for the benefit of the

Company, and under the sole direction of the Company, as if it were a part of the Company Group. For the avoidance of doubt, all Company Assumed Liabilities of Purchaser Holdco that arise during the period between the Closing Date and the date of the transfer of equity of the Purchaser Holdco to the Company, as well as all cash, receivables, Contracts or other payments received or arising from the Businesses of Purchaser Holdco during such interim period shall remain within Purchaser Holdco.
     (b) Assumption of Liabilities. The Company Group shall not assume, and the Seller Group and the Purchaser Group, as applicable, shall retain, all Liabilities, including any Liability for any Indebtedness and any Liability arising out of any Excluded Assets (subject to the following provisos with respect to Company Assumed Liabilities, the “Excluded Liabilities”), provided that, that the Company shall assume, and agrees to faithfully discharge or perform (i) all Liabilities related to the Businesses of the Company Group and the Seller Group and the Purchaser Group that arise out of the Transferred Business Assets in the Ordinary Course of Business to the extent not in contravention of the provisions of this Share Purchase Agreement (including (A) accounts payable of the Business incurred in the Ordinary Course of Business other than amounts payable between the Purchaser Group and the Seller Group; (B) any Liability to the Seller Group or the Purchaser Group’s respective customers under standard warranty agreements given by the Seller Group or the Purchaser Group, as applicable, to its customers in the Ordinary Course of Business prior to Closing, (C) any Liability to the Seller Group’s customers incurred by the Seller Group in the Ordinary Course of Business for orders outstanding as of the Closing Date and any Liability to the Purchaser Group’s customers incurred by the Purchaser Group in the Ordinary Course of Business for orders outstanding as of the Closing Date, (D) any Liability of the Seller Group or the Purchaser Group, as the case may be, arising after the Closing Date under any Transferred Material Contract transferred and assigned to the Company Group or any Contract that is entered into by Seller Group or the Purchaser Group after the date hereof in accordance with the provisions of this Share Purchase Agreement in either case whether or not attributable to events or occurrences arising following the Closing Date, and (E) all Liabilities and obligations (including with respect to any claims that the Business Products infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person) related to the conduct and operation of the Company Group’s Business or that arise out of the Transferred Business Assets to the extent attributable to events or occurrences arising following the Closing Date; and (ii) any Liabilities assumed pursuant to the ICON Capital Financing Guaranty (any Liabilities to the extent provided for in clauses (i) to (ii) collectively, the “Company Assumed Liabilities”). For the avoidance of doubt, the Company Assumed Liabilities shall not include any Liabilities (including any accounts payable) required to be eliminated pursuant to Section 5.6.
     (c) Restructuring Agreements. In connection with the Restructuring, the Company shall enter into (such agreements herein collectively referred to as the “Pre-Closing Restructuring Agreements”):
     (i) the Seller Group Intellectual Property Agreements;
     (ii) the Seller Group Assignment, Transfer and Assumption Agreements;
     (iii) deeds, bills of sale or other appropriate documents of transfer for transferring the real and personal property included in the Transferred Business Assets to the Company;
     (iv) Key Business Employee Agreements; and
     (v) a guaranty by the Company in favor of the Seller in connection with the transfer of the ICON Capital Financing to the Company Group (the “ICON Capital Financing Guaranty”).
     (d) Business Employees.
     (i) U.S. Business Employees.
(1)	Transferred Company U.S. Employees. Unless the other Party (Seller or Purchaser) otherwise consents in writing in advance with respect to any specific U.S. Business Employee (A) the Seller shall either use its best efforts to cause the employment of its U.S. Business Employees to be transferred to the Company by transferring the stock of the employing Subsidiary of the Seller to the Company (and the Seller shall do so prior to the Closing in connection with the Restructuring) (“Seller Continuing Company U.S. Employees” ) or (ii) the Seller and the Purchaser shall use their respective best efforts to cause their respective U.S. Business Employees to become employed by the Company Group pursuant to a Comparable Offer of Employment (and the Seller shall do so prior to the Closing in connection with the Restructuring) (such U.S. Business Employees that accept such offers of employment, the “Seller Hired Company U.S. Employees” and “Purchaser Hired Company U.S. Employees”, respectively).
(2)	Offers of Employment to Seller Hired Company U. S. Employees and Purchaser Hired Company U. S. Employees. The Company agrees to make or cause its appropriate Subsidiary to make a Comparable Offer of Employment to each U.S. Business Employee who is not a Seller Continuing Company U. S. Employee. Such Comparable Offer of Employment shall, among other things, provide for employment of such U.S. Business Employee commencing at 12:01 a.m. (Houston time) on the day following the Closing Date and shall be conditioned on the closing of the Contemplated Transactions. A “Comparable Offer of Employment” to such U.S. Business Employee shall be an offer of employment:

(i) at no less than one hundred percent (100%) of such U.S. Business Employee’s base salary (as of the date hereof and including any adjustments related to contractual obligations, job promotions or merit increases consistent with past practice and in the Ordinary Course of Business) with the Purchaser Group or the Seller Group, as applicable, as of the Closing Date;

(ii) to initiate employment at a location not more than twenty (20) miles from such U.S. Business Employee’s worksite immediately prior to the Closing Date (except with the consent of such U.S. Business Employee);

(iii) to initiate employment in a position that would not result in such U.S. Business Employee being changed from annual bonus-eligible under the current applicable Warranting Party Plan to bonus-ineligible under the current applicable Warranting Party Plan; and

(iv) to vest the unvested portions of such U.S. Business Employee’s “(401)k” plans maintained by the Warranting Party, effective as of the Closing Date.

(v) It is understood and agreed that (A) the Company’s expressed intention to extend Comparable Offers of Employment as set forth in this Section 5.7(d)(i)(2) shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of the Company Group to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Company Group may establish pursuant to individual Comparable Offers of Employment (subject to Section 5.7(d)(i)(3)), and (B) except as may otherwise be required by applicable Law, employment offered by the Company Group is “at will” and may be terminated by the Company Group or by an employee at any time for any reason (subject to any written commitments to the contrary made by the Company Group or an employee). Nothing in this Share Purchase Agreement shall be deemed to prevent or restrict in any way the right of the Company Group to terminate, reassign, promote or demote any U.S. Business Employee after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such U.S. Business Employees.
(3)	Continuing Obligations. For a period of no less than one year immediately following the Closing Date, the Company shall, and shall cause its Subsidiaries to provide the Transferred Company U.S. Employees with base salary and employee benefits (excluding benefits under any equity plan, program or arrangement of Seller or Purchaser), which are in the aggregate of substantially similar value to those that such Transferred Company U. S. Employee was receiving as of the Closing Date.

(4)	Non-Transferred Employees. The Parties acknowledge and agree that if any U.S. Business Employee who is not a Seller Continuing Company U. S. Employee or Purchaser Continuing Company U. S. Employee does not accept the Comparable Offer of Employment (a “Non-Transferred U.S. Employee”), the Purchaser Group or the Seller Group, as applicable, will terminate the employment of the Non-Transferred U.S. Employee as of or promptly after the Closing Date.

(5)	Cooperation. The Purchaser and the Seller shall cooperate with the Company in the Company’s efforts to make offers of employment to the U.S. Business Employees who are not Seller Continuing Company U.S. Employees. Such cooperation shall include, but not be limited to, providing to the Company all relevant data or summaries of such data relating to such U.S. Business Employees, as may be necessary to carry out the provisions of this Share Purchase Agreement without contravening applicable Law regarding privacy rights of such U.S. Business Employees.

(6)	Successor. The Parties agree that, in accordance with the “Alternative Procedure” provided in Section 5 of Revenue Procedure 2004-53, 2004-34 IRB 320 (or any successor thereto), with respect to filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941, after the Closing Date, (A) the Parties shall report on a “predecessor-successor” basis with respect to any Transferred Company U. S. Employee who is transferred from a Relevant Group to the Company, (B) the Relevant Group shall not be required to furnish Forms W-2 to such Transferred Company U. S. Employees to whom it otherwise would have been obligated to furnish such forms for the calendar year 2010 and (C) the Company shall assume the obligations of the Relevant Group to furnish such forms to the Transferred Company U.S. Employees for such calendar year.
     (ii) Warranting Party U.S. Plans.
(1)	Except as with respect to Transferred Warranting Party U.S. Plans, the Seller Group or the Purchaser Group, as applicable, will retain all obligations and liabilities with respect to any Warranting Party U.S. Plan.

(2)	Except as otherwise provided in this Share Purchase Agreement or the other Transaction Documents, Seller Group and Purchaser Group shall not have any obligations or liabilities with respect to providing any Transferred Company U.S. Employee any employee benefits under any Warranting Party U.S. Plan or other employee benefit plan with respect to periods after the Closing Date.

(3)	Except as with respect to Transferred Warranting Party U.S. Plans, the Purchaser and the Seller shall continue to retain and assume, bear and discharge all liabilities incurred after the Closing with respect to any health costs, obligations, or expenses incurred for continuation coverage under COBRA with respect to “qualifying events” (within the meaning of Section 4980B(f)(3) of the Code or Section 603 of ERISA) occurring on or before the Closing Date with respect to U.S. Business Employees or any other employees or former employees of the Relevant Group (or their dependents), if any.

(4)	For the avoidance of doubt, the Company or its Subsidiaries shall assume or retain all obligations and liabilities with respect to the Transferred Warranting Party U.S. Plans.
     (iii) Non-U.S. Business Employees. The Parties agree and acknowledge with respect to Non-U.S. Business Employees of the Seller Group or the Purchaser Group that:
(1)	such Non-U.S. Business Employees shall be offered a comparable offer of employment (or assignment in the case of Seconded Non-U.S. Employees) by the Company Group, which shall include compensation and benefits no less favorable in the aggregate than that provided to them in their existing employment relationship with the Seller Group or the Purchaser Group, as applicable (whether implemented through (i) the creation of a direct employment relationship with the Company Group (“Hired Company Non-U.S. Employees”), (ii) through the transfer of a Transferred Subsidiary that employs such Non-U.S. Business Employee or (iii) as the Parties may agree, through secondment service arrangements, including pursuant to the Purchaser Employee Arrangement Agreement, providing for a comparable offer of employment to such Non-U.S. Business Employees and providing that such Non-U.S. Business Employees shall in all respects serve the Company and not their formal employer (“Seconded Non-U.S. Employees”) (collectively clauses (i) through (iii), “Transferred Company Non-U.S. Employees” and together with Transferred Company U.S. Employees, the “Transferred Company Employees”).

(2)	The Purchaser Group or the Seller Group, as applicable shall cooperate with the Company to make offers of employment to the Hired Company Non-U.S. Employees and use reasonable best efforts to cause such Hired Company Non-U.S. Employees to enter into applicable formal agreements of employment substantially similar to that entered into by such Hired Company Non-U.S Employees in their employment with the Purchaser Group or the Seller Group, as applicable. The Purchaser Group or the Seller Group, as applicable, shall terminate as of the Closing Date, or promptly thereafter, the employment of such Hired Company Non-U.S. Employees or Seconded Non-U.S. Employees who do not accept such offer of employment or assignment provided in the preceding paragraph.

(3)	Except as otherwise provided in this Share Purchase Agreement or the other Transaction Documents, the Seller Group or the Purchaser Group, as the case may be, shall retain all obligations and liabilities with respect to their respective Non-U.S. Warranting Party Plan.
     (iv) Worker’s Compensation. The Purchaser and the Seller shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any of their respective Business Employees in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole prior to the Closing Date. The Company shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Company Employee in respect of any injury or any other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Closing Date. If any such injury or other compensable event or occupational illness or disease of a Transferred Company Employee who was employed by a Relevant Group prior to the Closing Date and by the Company after the Closing Date is attributable in part to causes occurring prior to the Closing Date and in part to causes subsequent to the Closing Date and is the basis of a workers’ compensation or other similar statutory claim, the liability for any such claims shall be shared by the Parties in the proportion of the periods of employment of such Transferred Company Employee on or prior to the Closing Date and after the Closing Date, respectively.
     (e) Removal of Encumbrances. Prior to the Closing, the Seller shall enter into enforceable agreements to remove all Encumbrances (other than the categories of Permitted Encumbrances set forth in clauses (i) through (vi) and clause (viii) of such definition) on the Transferred Business Assets, subject only to the receipt of money to be paid.
     Section 5.8 Confidentiality. Each Party agrees to, and shall cause their agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, Patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the other Parties’ Business, (ii) in the event that a Party or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the other Parties with prompt written notice of such requirement so that any other Party may seek a protective order or other remedy or waive compliance with this Section 5.8, and (iii) in the event that such protective order or other remedy is not obtained, or the other Parties waive compliance with this Section 5.8, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Share Purchase Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Each Party agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.8 are inadequate and that in addition thereto any other Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. In the event of a conflict between the terms and conditions of this Share Purchase Agreement and the terms and conditions of the Confidentiality Agreement, the terms and conditions of this Share Purchase Agreement shall govern.
     Section 5.9 Conduct of Business.
     (a) During the period from the date hereof to the Closing Date, except as otherwise agreed pursuant to the Contemplated Transactions or as the Seller and Purchaser otherwise agree in writing in advance, each Party shall, and shall cause the Company to, conduct its respective Business in the Ordinary Course of Business, and shall use its reasonable best efforts to preserve intact its respective Business and its Relevant Group’s current relationships with customers, suppliers and creditors of its respective Business, Business Employees and other persons with which it has had significant business relationships in respect of its respective Business.
     (b) Without limiting the generality of the foregoing, between the date hereof and the Closing Date, each Party shall, and shall cause the Company to, do the following in respect of its respective Business: (i) use its reasonable best efforts to (A) preserve intact its business organizations, (B) keep available to the Company and the Business of such Party the services of such Party’s Business Employees, and (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of its Business; (ii) exercise, but only after notice to the other Parties and receipt of the other Parties’ prior written approval, any rights of renewal pursuant to the terms of any of the Leases which by their terms would otherwise expire; (iii) not take any action or permit any of the events specified in Sections 3.11 to occur without the prior written consent of the other Parties; and (iv) not otherwise engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of such Party to be untrue or result in a breach of any covenant made by such Party in this Share Purchase Agreement.
     (c) Without limiting the generality of the foregoing, between the date hereof and the Closing Date, each Party shall not, and the Seller shall cause the Company not to, do the following in respect of its respective Business: (i) grant, extend, amend (except as required in the diligent prosecution of its Intellectual Property), waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license or otherwise dispose of, any of its Business Intellectual Property or its Business IP Agreements (other than in the Ordinary Course of Business); (ii) fail to diligently prosecute the such Party’s Patent applications; (iii) fail to exercise a right of renewal or extension under any material Business IP Agreements.
     Section 5.10 Access and Information.
     (a) After the date hereof and until the Closing, each Party shall permit (or cause to be permitted) the other Parties and their Representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the offices, properties, plants, other facilities, Books and Records and Material Contracts of the Business of such Party and to those Representatives of such Party who have any knowledge relating to the Business of such Party, and shall furnish, or cause to be furnished, to the other Parties and their Representatives relevant financial and operating data and other information that is available with respect to its Business, personnel, assets and liabilities as the other Parties shall from time to time reasonably request, including any update to the Business Financial Statements and the Seller Historical Financial Statements; provided however, that the foregoing shall be subject in all respects to applicable Laws, including restraints and limitations on any such access to information imposed by any Government Entity having jurisdiction in the matter on any Party.
     (b) The parties have established a preparatory committee for mutual consultation on matters relating to the Contemplated Transactions and the Business.
     Section 5.11 No Solicitation or Negotiation. Each Party agrees that between the date hereof and the earlier of (a) the Closing and (b) the termination of this Share Purchase Agreement, no Party shall, and no Affiliates or Representatives of the respective Parties shall, directly or indirectly, (i) solicit, initiate, consider, encourage, accept or otherwise facilitate any other proposals or offers from any Person (A) relating to any acquisition or purchase of (1) all or any portion of the equity interest or issued capital of the Company or the Seller or (2) their respective Business Assets (other than Inventory to be sold in the Ordinary Course of Business) or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to such Party or its Business Assets (ii) participate in any discussions, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Party immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each Party shall notify the other Parties promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the other Parties, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each Party agrees not to without the prior written consent of the other Parties, release any Person (except the Purchaser) from, or waive any provision of, any confidentiality or standstill agreement to which such Party is a party.

     Section 5.12 Customers. Between the date hereof and the Closing Date, the Seller and the Purchaser shall use, and shall cause their respective members of the Seller Group and the Purchaser Group, as applicable, to use, commercially reasonable efforts to maintain the customers of its Business, including those set forth in Section 3.15 of the Relevant Disclosure Schedule and shall update such list of customers, upon any change thereto.
     Section 5.13 Transaction Documents. Subject to the satisfaction of the terms and conditions to the Closing, at the Closing, each of the Purchaser and the Seller shall, and shall ensure that the members of its Relevant Group shall, execute each Transaction Document to which any of them is a party and the Purchaser shall, and shall ensure that members of its Relevant Groups shall, execute and deliver each Transaction Document to which any of them is a party.
     Section 5.14 Tax Matters.
     (a) Seller Liability for Taxes. The Seller shall be liable for and shall indemnify the Purchaser in accordance with Article VIII hereof for all Taxes imposed on the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may otherwise be liable for any taxable year or period that ends on or before the Closing Date (the “Pre-Closing Tax Period”) and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year for any period ending on and including the Closing Date (the “Stub Period”) including but not limited to, all Taxes imposed on the Purchaser or the Company or any of its Subsidiaries in connection with the Restructuring and the transfer of the 51% of the Equity Interest of the Company to the Purchaser, all several Liabilities under applicable Law, including but not limited to US Treasury Regulation Section 1.1502-6, that the Company or any of its Subsidiaries may be liable for Pre-Closing Tax Period and the Stub Period. The Seller shall be entitled to any refund of Taxes of the Company or any of its Subsidiaries received in respect of the Pre-Closing Tax Period or the Stub Period, but only to the extent that the Purchaser did not pay such Taxes.
     (b) Company Liability for Taxes. The Company Group shall be liable for any Taxes for any taxable period, or portion thereof, beginning after the Closing Date (the “Post-Closing Tax Period”). The Company Group shall be entitled to any refund of Taxes of the Company Group received with respect to the Post-Closing Tax Period.
     (c) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date.
     (d) Pre-Closing and Post-Closing Tax Returns. The Seller shall prepare and file all Tax Returns required to be filed by the Seller or the Company Group with respect to any Pre-Closing Tax Period (each such Tax Return, a “Seller Tax Return”), and shall pay and indemnify and hold the Purchaser harmless against any Tax due in respect of any Pre-Closing Tax Period. None of the Purchaser, the Company Group, nor any Affiliate thereof, shall amend, or take any action that would cause the Seller or the Company Group to amend any Seller Tax Return without the Seller’s prior written consent. The Purchaser shall make available to the Seller, during regular business hours, any documents or other information that is necessary to prepare or file any Seller Tax Return and shall otherwise cooperate with any reasonable request of the Seller in connection with the preparation and filing of any Seller Tax Return. The Company Group shall prepare and file all Tax Returns required to be filed with respect to any Post-Closing Tax Period.
     (e) Stub Period Taxes. The Seller shall deliver to the Purchaser all Tax Returns for the Company or any of its Subsidiaries for the Stub Period (the “Stub Period Returns”), together with all supporting workpapers and other documents necessary to verify the accuracy of the Stub Period Returns not later than the earlier of (x) thirty (30) days after the Closing Date and (y) thirty (30) days prior to the due date (including extensions) of each such Tax Return. Unless the Purchaser shall notify the Sellers in writing, not later than twenty-five (25) days after delivery of any such Stub Period Return, that the Purchaser objects to one or more positions taken on such Stub Period Return, which notice shall include a description in reasonable detail of the basis for such determination (any such notice, a “Stub Period Objection Notice”), the Purchaser shall take any action reasonably requested by the

Seller in connection with filing such Stub Period Return. If the Purchaser shall deliver a Stub Period Objection Notice, the Purchaser and the Seller shall attempt in good faith to resolve any issue identified in the Stub Period Objection Notice. If unable to resolve any such issue, the matter shall be referred to an internationally recognized accounting firm mutually acceptable to the Purchaser and the Sellers, which firm shall determine whether there is or is not a reasonable basis for the position maintained by the Seller. Such determination shall be final and binding on the Purchaser and the Seller.
     (f) Contest Provisions. Each of the Purchaser and the Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or such other Party’s Affiliates) may be liable hereunder. The Purchaser or the Seller, as applicable, shall be entitled to participate at its own expense in the defense of any Tax audit or Action or other proceeding relating to Taxes with respect to which it may be liable, and to employ counsel or other tax advisors of its choice at its own expense. Subject to the immediately preceding sentence, neither Party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other Party, which consent shall not be unreasonably withheld.
     (g) Cooperation on Tax Matters. The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.13 and any audit, Action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, Action or other proceeding and causing employees or Representatives to be available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     (h) Withholding Obligation. Prior to the Closing Date, the Purchaser and the Seller shall and shall cause each member of their Relevant Group to properly and timely withhold, collect and deposit all Taxes that are required to be withheld, collected and deposited under applicable Law with respect to its Business.
     (i) Purchaser Liability for Taxes. The Purchaser shall be liable for and shall indemnify the Seller in accordance with Article VIII hereof for all Taxes imposed on the Seller Group or the Company or any of its Subsidiaries in connection with the Purchaser Restructuring, including without limitation the transfer or license of Business Intellectual Property to Purchaser Holdco without consideration, and the transfer of a 49% interest in Purchaser Holdco to the Seller.
     Section 5.15 Additional Covenants.
     (a) On the Closing Date, the Purchaser and the Seller shall cause the Company to (i) adopt the Amended and Restated Articles of Association and (ii) in accordance with applicable Laws, Amended and Restated Articles of Association and the Joint Venture Agreement, adopt resolutions of the shareholders of the Company and of the board of directors of the Company for the purpose of appointing nominees designated by the Purchaser to the board of directors of the Company.
     (b) Each of the Seller and the Purchaser shall ensure that all its Transferred Business Assets are transferred or assigned to the Company Group as soon as practicable by the Closing Date. To the extent that any Transferred Business Assets are not transferred or assigned to the Company Group prior to the Closing Date, each of the Seller and the Purchaser shall, upon written demand by the other, take all actions necessary to ensure that any such Business Assets are transferred as soon as practicable after the Closing or to achieve an alternative solution by which the Company shall receive the benefit of the relevant Transferred Business Assets.
     (c) To the extent that any Transferred Company Employees are not transferred to the employment of the Company Group (or with respect to Seconded Non-U.S. Employees, assigned to the Company Group),

immediately after the Closing Date, each of Seller and Purchaser shall, (i) upon written demand by the other, take all actions necessary to ensure that any such Transferred Company Employees are transferred or (if the Parties agree, seconded, pursuant to an appropriate arrangement) within thirty (30) days after the Closing or to achieve an alternative solution by which the Company Group shall receive the services of the relevant Transferred Company Employees.
     (d) Upon consummation of the Contemplated Transactions, the Company shall cause all Key Business Employees to be bound by a written agreement or policy of the Company Group to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment with the Company and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.
     (e) Each of the Seller and the Purchaser shall (i) hold its Transferred Business Assets in trust for the Company and account for and pay or deliver to the Company (as soon as practicable after receipt) any moneys, goods and other benefits which any member of its Relevant Group receives after the Closing to the extent that they relate to its Business and/or its Business Assets; and (ii) forward and transfer to the Company, as soon as practicable, any documents, information, communications or correspondence which any member of its Relevant Group may receive from time to time in relation to its Business, its Transferred Business Assets or its Transferred Company Employees.
     (f) Without limiting the generality of Sections 5.15(b) and (c), the Seller and the Purchaser agree that, in the event that any Consent necessary or desirable to preserve for the Business or the Company any right or benefit under any Contract in respect of the Business is not obtained prior to the Closing, each of the Purchaser and the Seller shall, subsequent to the Closing, cooperate with the Company in attempting to obtain such Consent as promptly thereafter as practicable.
     (g) The parties shall take all necessary actions to nominate and elect the Persons nominated by the Purchaser and the Seller pursuant to the terms of the Joint Venture Agreement to the Company’s board of directors, effective as soon as possible following the Closing.
     Section 5.16 Further Assurances.
     (a) At any time and from time to time after the Closing Date, each Party hereto agrees to: (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records; (b) promptly execute, acknowledge and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records; (c) do all such further acts and things as such other Parties may reasonably request for the purpose of carrying out the intent of this Share Purchase Agreement and the documents referred to herein, including any filings and applications with any Government Entity to rescind or modify any initial approvals by such Government Entity and (d) upon reasonable prior notice, make available for consultation during normal business hours with representatives of the Company its employees involved in the development of Transferred Owned Intellectual Property so as to permit the Company to enjoy the full benefit of such Transferred Owned Intellectual Property.
     (b) The Seller shall use commercially reasonable efforts to assist the Company in the collection of the Receivables set forth in Section 3.10(b) of the Seller and Company Disclosure Schedules.
     Section 5.17 Breach by the Company Group. Any breach and/or nonfulfillment prior to the Closing of any covenant, agreement and/or obligation of any member of the Company Group contained in this Article V shall be deemed to be a breach and/or nonfulfillment of such covenant, agreement and/or obligation by the Seller.
ARTICLE VI
CONDITIONS TO CLOSING

     Section 6.1 Conditions to the Obligations of the Purchaser and the Seller. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the following conditions:
     (a) Regulatory Matters. The Seller and Company Required Approvals and the Purchaser Required Approvals shall have been obtained;
     (b) Merger Control Requirements. The consummation of the Purchase and the other Contemplated Transactions shall be permissible pursuant to applicable merger control clearance requirements, or the applicable waiting periods (and any extension thereof) under applicable merger control provisions shall have expired or shall have been terminated and no investigation shall have been instituted under any such merger control provision; and
     (c) No Prohibition. No Law or Order shall be in effect prohibiting the consummation of the Purchase.
     (d) Other Transactions. The consummation of the transactions contemplated in the Stock Purchase Agreement and the Refinancing has occurred or will occur simultaneously with the consummation of the Contemplated Transactions.
     Section 6.2 Conditions to the Purchaser’s Obligations at the Closing. The Purchaser’s obligations to purchase the Purchased Equity Interest at the Closing are subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any of which may be waived in whole or in part by the Purchaser:
     (a) Representations and Warranties. The representations and warranties made by the Seller and the Company in Article III and Article IV hereof shall be true and correct as of the date hereof and as of the Closing Date in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects as though made on and as of such date (except that representations and warranties that are made as of a specific date need only be true and correct as of such dates). The Purchaser shall have received a certificate signed by the chief executive officer of each of the Seller and the Company to such effect.
     (b) Covenants. Each of the covenants, agreements, obligations and conditions of the Seller to be performed and complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.
     (c) Restructuring. The Restructuring as contemplated in Section 5.7 shall be complete, including:
     (i) the assignment, transfer, conveyance and delivery of the Seller Group’s Transferred Business Assets;
     (ii) the entering into of the Pre-Closing Restructuring Agreements; and
     (iii) arrangements with respect to Key Business Employees of the Business of the Seller Group being made pursuant to Section 5.7(d), including any relevant Key Business Employee Agreements.
     (d) Transaction Documents. Members of the Seller Group and the Company Group shall have executed and delivered the Transaction Documents to which they are a party.
     (e) Secretary’s Certificate. The Seller shall have delivered to the Purchaser (i) copies of the resolutions of the board of directors (or other similar governing body) of the Seller authorizing the execution, delivery and performance of this Share Purchase Agreement and each Transaction Document to which the Seller is a party and approving the Contemplated Transactions and (ii) a certificate of the Corporate Secretary of the Seller, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect.

     (f) Officer’s Certificate. The Company and the Seller shall each deliver to the Purchaser a certificate executed by a duly authorized officer of the Seller, dated as of the Closing Date, to the effect that the conditions specified in subsections (b), (c) and (g) of this Section 6.2 have been satisfied.
     (g) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect with respect to the Seller or its Business.
     Section 6.3 Conditions to Obligations of the Seller. The Seller’s obligations to sell the Purchased Equity Interest at the Closing to the Purchaser are subject to the satisfaction, at or prior to such Closing, of the following additional conditions, any of which may be waived in whole or in part by the Seller:
     (a) Representations and Warranties. The representations and warranties made by the Purchaser in Article III and IV hereof shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects as though made on and as of such date (except that representations and warranties that are made as of a specific date need only be true and correct as of such dates). The Seller shall have received a certificate signed by the chief executive officer or equivalent functionary of the Purchaser to such effect.
     (b) Covenants. Each of the covenants, agreements, obligations and conditions of the Purchaser to be performed and complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.
     (c) Transaction Documents. The Purchaser and its Affiliates shall have executed and delivered the Transaction Documents to which they are a party.
     (d) Certificate. The Purchaser shall have delivered to the Seller (i) copies of the resolutions of its governing body authorizing the execution, delivery and performance of this Share Purchase Agreement and each Transaction Document to which the Purchaser is a party and approving the Contemplated Transactions and (ii) a certificate executed by an authorized Person of the Purchaser, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect.
     (e) Officer’s Certificate. The Purchaser shall have delivered to the Seller a certificate executed by a duly authorized officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions specified in subsections (b) and (g) of this Section 6.3 have been satisfied.
     (f) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect with respect to the Seller or its Business.
ARTICLE VII
TERMINATION
     Section 7.1 Termination. This Share Purchase Agreement may be terminated at any time prior to the Closing:
     (a) by mutual agreement in writing among the Seller, the Company and the Purchaser;
     (b) by either the Purchaser or the Seller by giving notice of such termination to the other Parties, if the Closing has not occurred by March 31, 2010 (the “Outside Date”); provided, however, that the Seller or the Purchaser, as the case may be, has not committed a material breach of this Share Purchase Agreement that shall have been the cause of, or shall have resulted in, the failure of a condition to the consummation of the transactions contemplated by this Share Purchase Agreement;

     (c) by the Purchaser at its sole discretion if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect with respect to the Seller’s Business or the Seller; (ii) any representations and warranties of the Seller contained in this Share Purchase Agreement (A) that are not qualified by materiality or Material Adverse Effect shall have become untrue in any material respect or (B) that are qualified by materiality or Material Adverse Effect shall have become untrue, in either case such that the condition set forth in Section 6.2(a) would not be satisfied as of the time such representation or warranty shall have become untrue; (iii) the Seller shall not have complied in all material respects with the covenants or agreements contained in this Share Purchase Agreement to be complied with by it (each of (ii) and (iii), a “Terminating Seller Breach”); or (iv) any of the Seller or the Company makes a general assignment for the benefit of creditors, or any bona fide proceeding shall be instituted by or against any of the Seller or the Company seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization; provided that, if the Terminating Seller Breach is curable by the Seller, the Purchaser may not terminate this Share Purchase Agreement under this Section 7.1(c) for so long as the Seller continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within twenty (20) Business Days after notice of such breach is provided by the Purchaser to Seller;
     (d) by the Seller at its sole discretion if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect with respect to the Purchaser; (ii) any representations and warranties of the Purchaser contained in this Share Purchase Agreement (A) that are not qualified by materiality shall have become untrue in any material respect or (B) that are qualified by materiality shall have become untrue, in either case such that the condition set forth in Section 6.3(a) would not be satisfied as of the time such representation or warranty shall have become untrue; (iii) the Purchaser shall not have complied in all material respects with the covenants or agreements contained in this Share Purchase Agreement to be complied with by it (each of (ii) and (iii), a “Terminating Purchaser Breach”); or (iv) the Purchaser makes a general assignment for the benefit of creditors, or any bona fide proceeding shall be instituted by or against the Purchaser seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization; provided that, if the Terminating Purchaser Breach is curable by the Purchaser, the Seller may not terminate this Share Purchase Agreement under this Section 7.1(d) for so long as the Purchaser continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within twenty (20) Business Days after notice of such breach is provided by the Seller to the Purchaser.
     Section 7.2 Effect of Termination.
     (a) In the event of the termination of this Share Purchase Agreement by the Purchaser or by the Seller in accordance with Section 7.1 hereof, this Share Purchase Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Parties hereto or their respective Affiliates, directors, officers or employees, except for the obligation of the Parties hereto contained in this Section 7.2, in Sections 1.1 (Specific Definitions), 5.4 (Publicity), 5.5 (Expenses), 5.8 (Confidentiality), 5.16 (Further Assurances), Article VIII (Survival; Indemnification; Certain Remedies), 9.9 (Notices), 9.10 (Dispute Resolution) and 9.12 (GOVERNING LAW).
     (b) The Purchaser agrees that if the Seller shall terminate this Share Purchase Agreement pursuant to Section 7.1(d) hereof and at the time of such termination there is no state of facts or circumstances that would cause the conditions set forth in Sections 6.1, 6.2(a) or 6.2(b) not to be satisfied by the Outside Date (other than as a result of a material breach by the Purchaser of its obligations under this Share Purchase Agreement) , then the Seller shall be entitled to receive from the Purchaser US $5 million (the “Default Fee”).
     (c) The Seller agrees that if the Purchaser shall terminate this Share Purchase Agreement pursuant to Section 7.1(c) hereof and at the time of such termination there is no state of facts or circumstances that would cause the conditions set forth in Sections 6.1, 6.3(a) or 6.3(b) not to be satisfied by the Outside Date (other than as a result of a material breach by the Purchaser of its obligations under this Share Purchase Agreement) , then the Purchaser shall, together, be entitled to receive from the Seller the Default Fee.

     (d) For the avoidance of doubt, neither the Seller nor the Purchaser is entitled to the Default Fee if this Share Purchase Agreement is terminated under either Section 7.1(a) or (b) and, except as provided in Section 7.1(a), the Company shall not be entitled to any right to terminate or prevent any termination of this Share Purchase Agreement pursuant to Section 7.1.
     (e) The Default Fee shall be payable by the Purchaser or the Seller, as the case may be, in immediately available funds as soon as practicable following such termination and, in any event, no later than five (5) Business Days after such termination.
     (f) In addition to the Default Fee, each Party acknowledges and agrees that each Party retains any and all of its rights under Law or equity under this Share Purchase Agreement prior to the effective date of its termination; provided, however, that the amount that a Party has a right to receive for a breach of this Share Purchase Agreement by the other Parties shall be offset by the amount of the Default Fee, if any, paid to such other Parties.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
     Section 8.1 Survival. All of the representations and warranties of the Parties hereto contained in this Share Purchase Agreement and all claims and causes of action with respect thereto (whether in contract, tort or otherwise) shall survive the Closing and shall terminate eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.2 (Organization and Qualification), 3.3 (Corporate Power and Binding Effect), the first sentence (solely to the extent relating to Relevant Required Approvals) of 3.4 (Consents and Approvals), 3.5 (Non-Contravention), 4.1(a) (Organization and Qualification of the Company Group), 4.1(b) (Capitalization of the Company), 4.1(c) (Valid Issuance and Preemptive Rights), 4.2(a) (Organization and Qualification of Purchaser Holdco), 4.2(b) (Capitalization of Purchaser Holdco) and 4.2(c) (Valid Issuance; Preemptive Rights) shall survive indefinitely; (ii) the representations and warranties (x) dealing with Tax matters and (y) set forth in Section 3.17 shall survive until one hundred and twenty (120) days after the expiration of the relevant statute of limitations in question (giving effect to any waiver, mitigation or extension thereof); (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Seller contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing until the tenth (10th) anniversary of the Closing and (iv) insofar as any claim is made by the Seller for the breach of any representation or warranty of the Purchaser contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Seller, survive the Closing until the tenth (10th) anniversary of the Closing. Section 8.2(h) shall survive the Closing or any termination of this Agreement for a period of three (3) years after such event and Section 8.2(i) shall survive the Closing or any termination of this Agreement for a period of two (2) years after such event. Neither the period of survival nor the liability of the Seller or Purchaser with respect to the Seller’s or Purchaser’s, as applicable, representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser or Seller, as applicable. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller or vice versa, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
     Section 8.2 Indemnification.
     (a) The Seller hereby agrees that it shall indemnify, defend and hold harmless the Purchaser and its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, agents and employees and their successors and assigns (the “Purchaser Indemnified Parties”) from, against and in respect of any damages, claims, losses, charges, actions, suits, penalties and reasonable costs and expenses (including reasonable attorney’s fees), to the extent determined by the final judgment or award of a court of competent jurisdiction or arbitration tribunal or in connection with a settlement entered into in accordance with the terms and conditions of this Share Purchase Agreement (collectively, the “Losses”), imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, relating to or arising out of: (i) any breach of any representation or warranty made by the Seller contained in this Share Purchase Agreement, (ii) the breach of any covenant or agreement (including those with respect to the Restructuring) of the Seller Group contained in this Share Purchase Agreement, other than those, if any, that have been waived by the Purchaser and (iii) any of the Seller Group’s Excluded Liabilities. The Seller agrees that, after the Closing, it may not seek recovery against the Company, pursuant to any theory of subrogation, contribution or otherwise of any Losses payable for any such breach, inaccuracy or nonfulfillment by the Company.
     (b) The Purchaser hereby agrees that it shall indemnify, defend and hold harmless the Seller, its Affiliates (including, for the avoidance of doubt, the Company prior to the Closing for purposes of inclusion as a Seller Indemnified Party) and, if applicable, their respective directors, officers, shareholders, partners, agents and employees and their successors and assigns (the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses, imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, relating to or arising out of: (i) any breach of any representation or warranty made by the Purchaser Group contained in this Share Purchase Agreement; (ii) the breach of any covenant or agreement of the Purchaser Group contained in this Share Purchase Agreement, other than those, if any, that have been waived by the Seller; and (iii) any of the Purchaser Group’s Excluded Liabilities. The Purchaser agrees that, after the Closing, it may not seek recovery against the Company, pursuant to any theory of subrogation, contribution or otherwise of any Losses payable for any such breach, inaccuracy or nonfulfillment by the Company.
     (c) The Company hereby agrees that it shall indemnify, defend and hold harmless the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, from, against and in respect of any Losses, imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, relating to or arising out of any of the Company Assumed Liabilities or any failure by the Company to assume and discharge the Company Assumed Liabilities. The Company agrees that, after the Closing, it may not seek recovery against the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to any theory of subrogation, contribution or otherwise of any Losses payable in connection with the Company Assumed Liabilities.
     (d) The Indemnifying Party shall not be liable to the Indemnified Parties for any Losses arising out of or resulting from any corrective or remedial action taken or permitted to be taken by the Indemnified Parties unless the Indemnifying Party shall have consented to such corrective or remedial action (such consent not to be unreasonably withheld). In determining whether a proposed corrective or remedial action is reasonable, the parties shall take into account, among other relevant factors, (A) the requirements of Law, (B) what is reasonably advisable in order to avoid a material potential liability, (C) the industry standards and practices in respect of similar facts and circumstances and (D) the monetary costs and benefits of such action (as opposed to no action or alternative possible actions) to the Indemnified Parties (without regard to the existence of any indemnification obligation of the Indemnifying Party under this Article VIII).
     (e) Notwithstanding anything to the contrary in this Share Purchase Agreement, the maximum aggregate amount of Losses that may be recovered from any Party shall be limited to fifty percent (50%) of the Cash Purchase Price; provided, however, that such limitation shall not apply to Losses relating to or arising out any Excluded Liability or any Company Assumed Liability.
     (f) If the Closing occurs, no Party will have any Liability for Losses related to breaches of the representations and warranties contained in Article III or Article IV and any certificate related to such representations and warranties:
     (i) unless and until the aggregate Losses claimed under such Articles exceeds US$1,000,000 (the “Threshold Amount”); provided, however, if the aggregate amount of Losses claimed under Section 8.2(a) or (b) (as applicable) exceeds the Threshold Amount, the Indemnifying Party will be obligated to indemnify the Indemnified Parties from and against all such Losses relating back to and including the first dollar of aggregate Losses so claimed; or

     (ii) unless the indemnification Claim arising as a result of a breach by a Party of a representation or warranty made in this Share Purchase Agreement or any other certificate or document that a Party has delivered pursuant to this Share Purchase Agreement, is made in writing no later than the date on which the survival period as set forth herein for such representation or warranty has expired.
     (g) Notwithstanding the foregoing in Section 8.2(e), the limitations on each Party’s Liability for Losses set forth above in Section 8.2(e) shall not apply to (A) Losses related to any breach of the representations and warranties set forth in 3.2 (Organization and Qualification), 3.3 (Corporate Power and Binding Effect), 3.5 (Non-Contravention), 3.7(c) (Title), 3.17 (Tax Matters), 3.25 (Environmental Matters), as to the Seller, 4.1(a) (Organization and Qualification of the Company Group), 4.1(b) (Capitalization of the Company), 4.1(c) (Valid Issuance and Preemptive Rights), and as to the Purchaser, 4.2(a) (Organization and Qualification of Purchaser Holdco), 4.2(b) (Capitalization of Purchaser Holdco) and 4.2(c) (Valid Issuance and Preemptive Rights) or (B) any Losses resulting from any fraudulent act or willful misconduct by such Party liable for such Loss.
     (h) Notwithstanding anything else to the contrary in this Section 8.2 and in this Agreement, the Seller hereby agrees that it shall indemnify, defend and hold harmless the Purchaser, its Affiliates, the Company Group and their respective directors, officers, shareholders, partners, advisors, attorneys, agents, employees and other representatives and their successors and assigns (the “Purchaser Representatives”) from, against and in respect of any and all damages, claims, losses, charges, actions, suits, penalties and costs and expenses (including attorney’s fees) imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Representatives, relating to or arising out of any Actions or Claims by present or former stockholders of the Seller in connection with the Contemplated Transactions, the transactions contemplated by the Stock Purchase Agreement, the Warrants, the Convertible Promissory Notes, the Refinancing and any other transactions contemplated by the Transaction Term Sheet (the “Pingpong Transaction”).
     (i) The Seller shall use its commercially reasonable efforts to fully and finally resolve all pending Claims or Actions by stockholders of the Seller in connection with the Pingpong Transaction as soon as practicable after the Closing.
     Section 8.3 Third-Party Claim Indemnification Procedures.
     (a) In the event that any written claim or demand for which the Seller, the Purchaser or the Company (each, an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) calendar days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnifying Party shall have thirty (30) calendar days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.
     (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its own expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-

Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iii) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party. The Indemnifying Party shall not be liable for fees and expenses of more than one counsel for the Indemnified Party (except for fees and expenses of any local counsel).
     (c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
     (d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses for purposes of Section 8.2(a).
     (e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (except as required by applicable Law and accorded appropriate confidentiality protection), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
     Section 8.4 No Consequential Damages. Subject to the rights and remedies under Section 7.2, notwithstanding anything to the contrary contained in this Share Purchase Agreement (other than Section 7.2) or provided for under any applicable Law, in no event shall the Parties hereto have any liability as against any Indemnified Party for any indirect, incidental, consequential, special, exemplary or punitive damages whether based on breach of contract, tort (including negligence) or otherwise, or any loss of future revenue, income or profits or any diminution of value relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other Parties in advance or could have been reasonably foreseen by such other Parties; and any such damages in the foregoing shall not be included in the Losses hereunder.
     Section 8.5 Adjustments to Losses.
     (a) Insurance. In calculating the amount of any Losses, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted therefrom. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VIII, such Indemnifying Party shall, except as provided in Section 8.2, be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Losses related to any such claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
     (b) Taxes. In calculating the amount of any Losses, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward but ignoring the effect of any shortfall in payment or provision for Tax payable) as a result of such Losses by the Party claiming such Losses.

     (c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of any Losses that is the subject of indemnification hereunder after all or a portion of such Losses has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses, plus the amount received from the third party in respect thereof, less (ii) the full amount of Losses. For the avoidance of doubt, no Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one fact, matter, event or circumstance that gives rise to more than one claim.
     Section 8.6 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VIII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes such Losses, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than ten (10) days following any final determination of such Losses and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, or (ii) an arbitration panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto pursuant to Section 9.10.
     Section 8.7 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses. In the event an Indemnified Party fails to so mitigate any indemnifiable Losses, the Indemnifying Party shall have no liability for any portion of such Losses that reasonably could have been avoided had the Indemnified Party made such efforts. Without limiting the foregoing, after any Indemnified Party acquires knowledge of any fact or circumstance that results in or would be reasonably expected to result in any indemnifiable Losses or Third-Party Claim hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and implement, and cause each other Indemnified Party to implement, such commercially reasonable actions as the Indemnified Party shall request in writing for the purposes of mitigating the possible Losses arising therefrom (such actions, “Mitigation Actions”). In determining whether a proposed Mitigation Action is reasonable, the Parties will take into account, among other relevant factors, (i) the requirements of Law, (ii) what is reasonably advisable in order to avoid a material potential liability, (iii) the industry standards and practices in respect of similar facts and circumstances and (iv) the monetary costs and benefits of such action (as opposed to no action or alternative possible actions), without regard to the existence of any indemnification obligation of the Parties under this Article VIII.
     Section 8.8 Tax Treatment of Indemnity Payments. The Parties agree to treat all payments made by any of them to or for the benefit of any other Party (including any payments to the Company) under any indemnity provisions of this Share Purchase Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Cash Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant Party on an after Tax basis.
     Section 8.9 Seller’s and Purchaser’s Tax Obligations. The Seller and the Purchaser shall be responsible for all their Relevant Group’s Taxes with respect to the Contemplated Transactions. The Seller shall indemnify the Purchaser Indemnified Parties for any Losses of the Purchaser or the Company Group suffered by or asserted against the Purchaser or the Company Group in respect of such Taxes of the Seller and the Purchaser shall indemnify the Seller Indemnified Parties for any Losses of the Seller Group suffered by or asserted against the Seller in respect of such Taxes of the Purchaser Group.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendment and Waiver. Any provision of this Share Purchase Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the Purchaser, or, in the case of a waiver, by the Party against whom the waiver is to be effective.

Any amendment or waiver in accordance with this Section 9.1 shall be binding on all Parties hereto, including all of their successors and permitted assigns and transferees, even if they do not execute any consent with respect to such amendment or waiver.
     Section 9.2 No Waiver. No waiver of any provision of this Share Purchase Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Share Purchase Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of a subsequent breach of that or any other provision hereof.
     Section 9.3 Assignment. No Party to this Share Purchase Agreement may, whether by contract, operation of law or otherwise, assign any of its rights or delegate any of its obligations under this Share Purchase Agreement without the prior written consent of the other Parties hereto, and any purported assignment without such consent shall be void and without effect.
     Section 9.4 Parties in Interest; No Third Party Beneficiaries. This Share Purchase Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Share Purchase Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Seller, the Company, the Indemnified Parties or their respective successors or permitted assigns, any rights or remedies under or by reason of this Share Purchase Agreement.
     Section 9.5 Entire Agreement. This Share Purchase Agreement and the additional agreements and instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter covered herein and therein and supersede all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matter hereof, including, but not limited to, the Transaction Term Sheet (which shall, upon the execution and delivery hereof, terminate and be rendered null and void); provided however, that notwithstanding the foregoing, the terms of the Confidentiality Agreement shall remain in full force and effect. Except as specifically set forth herein or therein, no Party makes any representation, warranty, covenant or undertaking with respect to any such matters. Each Party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Share Purchase Agreement.
     Section 9.6 Schedules. The inclusion of any matter in any schedule to this Share Purchase Agreement shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Share Purchase Agreement. Any updating or amendment of schedules in the Relevant Disclosure Schedule in this Share Purchase Agreement shall be for informational purposes only and shall not modify or otherwise qualify the representations and warranties associated with such Relevant Disclosure Schedule.
     Section 9.7 Counterparts. This Share Purchase Agreement (or any agreement that amends, modifies or supplements this Share Purchase Agreement) may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by telecopier or facsimile, in Chinese or English, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
     Section 9.8 Section Headings. The section and paragraph headings and table of contents contained in this Share Purchase Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Share Purchase Agreement.
     Section 9.9 Notices. All notices or other communications required or permitted to be given under this Share Purchase Agreement shall be in writing in both Chinese and English and shall be deemed to have been fully given on the date delivered by hand or by a generally recognized courier service (with relevant fees prepaid), or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission

(provided, that the confirmation of such facsimile transmission is delivered by hand or by a generally recognized courier service to the addressee of the facsimile within five (5) days of the delivery of the facsimile), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Share Purchase Agreement given in accordance with this Section 9.9):
If to the Seller:
ION Geophysical Corporation
2105 CityWest Blvd. Suite 400
Houston, Texas 77042-2839
United States of America
Attention: Mr. David L. Roland
Facsimile: (+001-281) 879 3600
If to the Purchaser:
BGP Inc., China National Petroleum Corporation
No. 189, West Fanyang Street,
Zhuo Zhou 072751, Hebei
People’s Republic of China
Attention: Mr. Huasheng Zheng
Facsimile: (+86-10) 8120 1392
If to the Company:
Prior to the Closing: (same as the Seller)
Following the Closing:
INOVA Geophysical Equipment Limited
Room 612, Sixth Floor, E5-C1 Building, Finance Street
No.20 Guangchang East Road
Tianjin Economic Development Area, Tianjin
People’s Republic of China

Attention: Mr. Zhu Qiang
Facsimile: (+86-10) 8120 1392
or to such other Persons or addresses as the Person to whom notice is given may have previously furnished in writing to the Party giving such notice in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
     Section 9.10 Dispute Resolution.
     (a) Each of the Parties hereto agrees all disputes arising among the Parties in connection with the Transaction Documents, or the breach, termination, interpretation or validity thereof, shall be finally settled by the Hong Kong International Arbitration Centre (the “HKIAC”) pursuant to UNCITRAL Rules with the Seller, on the one hand, being entitled to designate one arbitrator, and with the Purchaser, on the other hand, being entitled to designate one arbitrator, while the third arbitrator will be selected by agreement between the two designated arbitrators or, failing such agreement, within ten (10) calendar days of initial consultation between the two arbitrators, by the HKIAC pursuant to its arbitration rules. If any Party fails to designate its arbitrator within twenty (20) calendar days after the designation of the first of the three arbitrators, the HKIAC shall have the authority to designate any person whose interests are neutral to the Parties as the second of the three arbitrators. The arbitration shall be conducted in Chinese and English. To the extent consistent with UNCITRAL Rules, each of the Parties hereto shall cooperate with the others in provision of information during any discovery process relating to arbitrations in connection with the Transaction Documents. The Parties hereto further agree that, to the extent consistent with UNCITRAL Rules, the Parties shall be entitled to seek temporary and permanent injunctive relief from the arbitrators without the necessity of proving actual damages and without posting a bond or other security.
     (b) Each of the Parties hereto agrees that notice may be served upon such Party at the address and in the manner set forth for such Party in Section 9.9.
     (c) To the extent permitted by applicable laws, each of the Parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to the Transaction Documents or the Contemplated Transactions.
     Section 9.11 Specific Performance. The Parties agree and acknowledge that either Party shall be entitled to an injunction or injunctions or other equitable relief to prevent any breach or threatened breach of this Share Purchase Agreement or to enforce specifically any of the terms and provisions hereof.
     Section 9.12 GOVERNING LAW. THIS SHARE PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     Section 9.13 Language. This Share Purchase Agreement and any amendments hereto shall be in Chinese and English. The Chinese version and the English version shall be given equal weight in the interpretation of this Share Purchase Agreement and shall have equal validity and legal effect.
     Section 9.14 Severability. The provisions of this Share Purchase Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Share Purchase Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Share Purchase Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 9.15 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Share Purchase Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Share Purchase Agreement, this Share Purchase Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Share Purchase Agreement.
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     IN WITNESS WHEREOF, this Share Purchase Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

ION GEOPHYSICAL CORPORATION
By:	\s\ Robert P. Peebler
	Name:	Robert P. Peebler
	Title:	Chief Executive Officer

INOVA GEOPHYSICAL EQUIPMENT LIMITED
By:	\s\ Robert P. Peebler
	Name:	Robert P. Peebler
	Title:	Chief Executive Officer

BGP INC., CHINA NATIONAL PETROLEUM CORPORATION
By:	\s\ Wang Tiejun
	Name:	Wang Tiejun
	Title:	President & Executive Director